UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.           )

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Diamond Offshore Drilling, Inc.

(Name of Registrant as Specified In Its Charter)

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DIAMOND OFFSHORE DRILLING, INC.

15415 Katy Freeway

Houston, Texas 77094

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 13, 2020

To our Stockholders:

The 2020 annual meeting of stockholders of Diamond Offshore Drilling, Inc. will be held at the office of the company located at 15415 Katy Freeway, Houston, Texas, on Wednesday, May 13, 2020, at 8:30 a.m. local time1, for the following purposes:

(1)	To elect seven directors, each to serve until the next annual meeting of stockholders and until their respective successors are elected and qualified or until their earlier resignation or removal;
(2)	To hold an advisory vote on executive compensation;
(3)	To ratify the appointment of Deloitte & Touche LLP as the independent auditor for our company and its subsidiaries for fiscal year 2020; and
(4)	To transact such other business as may properly come before the annual meeting or any adjournments thereof.

Our stockholders of record at the close of business on March 18, 2020 are entitled to notice of, and to vote at, the annual meeting and any adjournments of the annual meeting. Additional information regarding the annual meeting is included in the attached proxy statement.

Your vote is important. Whether or not you plan to attend the meeting in person, please vote as promptly as possible using the internet or telephone, or, if you received a paper copy of the proxy materials, by signing, dating and returning the included proxy card.

By Order of the Board of Directors

Sincerely,

David L. Roland

Senior Vice President, General Counsel and Secretary

April 1, 2020

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to be Held on May 13, 2020.

Our proxy statement, proxy card and 2019 annual report to stockholders are available at www.proxydocs.com/DO

[1]

We are actively monitoring the public health and travel concerns relating to COVID-19 and the related recommendations and protocols issued by federal, state and local governments. In the event that it is not possible or advisable to hold our annual meeting in person as planned, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. Any such change, including details on how to participate and vote in a remote meeting, would be announced in advance, and details would be posted on our website at www.diamondoffshore.com and filed with the Securities and Exchange Commission. It is important that you retain a copy of your control number found on the proxy card, voting instruction form or notice, as such number will be required in order to gain access to any remote meeting. As always, we encourage you to vote your shares prior to the annual meeting.

DIAMOND OFFSHORE DRILLING, INC.

15415 KATY FREEWAY

HOUSTON, TEXAS 77094

PROXY STATEMENT

For the 2020 Annual Meeting of Stockholders

to be held on May 13, 2020

ABOUT THE ANNUAL MEETING

Why am I receiving these materials, and when and where will the meeting be held?

The Board of Directors of Diamond Offshore Drilling, Inc. (which we refer to in this proxy statement as we, our, us, our company or the company) is providing you these proxy materials in connection with the Board’s solicitation of proxies from our stockholders for our 2020 annual meeting of stockholders (which we refer to as the Annual Meeting) and any adjournments and postponements of the Annual Meeting. The Annual Meeting will be held at the office of the company located at 15415 Katy Freeway, Houston, Texas, on Wednesday, May 13, 2020, commencing at 8:30 a.m. local time. On or before April 1, 2020, we expect to begin mailing to our stockholders proxy materials or an Important Notice Regarding the Availability of Proxy Materials (which we refer to as a Notice), containing instructions on how to access our proxy materials, including this proxy statement and our Annual Report, by the Internet and how to vote your shares. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials unless you specifically request it. Whether or not you plan to attend the Annual Meeting, you may submit a proxy to vote your shares by the Internet, telephone or mail as more fully described below.

We are actively monitoring the public health and travel concerns relating to COVID-19 and the related recommendations and protocols issued by federal, state and local governments. In the event that it is not possible or advisable to hold the Annual Meeting in person as planned, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the Annual Meeting solely by means of remote communication. Any such change, including details on how to participate and vote in a remote Annual Meeting, would be announced in advance, and details would be posted on our website at www.diamondoffshore.com and filed with the Securities and Exchange Commission (which we refer to as the SEC). It is important that you retain a copy of your control number found on the proxy card, voting instruction form or notice, as such number will be required in order to gain access to any remote Annual Meeting. As always, we encourage you to vote your shares prior to the Annual Meeting.

What is the purpose of the Annual Meeting?

At the Annual Meeting, you and our other stockholders entitled to vote at the Annual Meeting are requested to vote on proposals to elect seven members of our Board of Directors to serve until our 2021 annual meeting of stockholders, to approve executive compensation by advisory vote and to ratify the appointment of Deloitte & Touche LLP as our independent auditor for fiscal year 2020.

Who is entitled to attend and vote at the Annual Meeting?

Only stockholders of record as of the close of business on March 18, 2020, the record date for the Annual Meeting, or the holders of their valid proxies may attend the Annual Meeting. A list of our stockholders will be available for review at our executive offices in Houston, Texas during ordinary business hours for a period of 10 days prior to the meeting. Each person attending the Annual Meeting may be asked to present a photo ID before being admitted to the meeting. In addition, stockholders who hold their shares through a broker or nominee (i.e., in street name) should provide proof of their beneficial ownership, such as a brokerage statement showing their ownership of shares as of March 18, 2020. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting, and attendees will be subject to security inspections.

Only holders of record of our common stock at the close of business on March 18, 2020 are entitled to notice of and to vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of common stock held. Shares of our common stock represented in person or by a properly submitted proxy will be voted at the Annual Meeting. On the record date, 137,944,059 shares of our common stock were outstanding and entitled to vote.

What constitutes a quorum?

The presence at the Annual Meeting in person or by proxy of the holders of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting is required to constitute a quorum for the transaction of business.

What vote is required to approve each item to be voted on at the Annual Meeting?

Election of Directors. A nominee for director will be elected to the Board if all votes cast for that nominee’s election exceed the votes cast against his or her election. Under our Bylaws, any incumbent director nominee who does not receive a majority of the votes cast for election shall tender his or her resignation. For a more complete explanation of this requirement and process, please see “Election of Directors — Majority Vote Standard for Election of Directors” below.

Votes Required to Adopt Other Proposals. The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for approval of all other items being submitted to stockholders for consideration.

How are abstentions and broker non-votes counted?

Abstentions and broker non-votes (i.e., shares with respect to which a broker indicates that it does not have authority to vote on a matter) will be counted for purposes of determining whether a quorum is present at the Annual Meeting. Abstentions will not affect the outcome of the election of directors. Abstentions will have the same effect as votes against any matter other than the election of directors. Broker non-votes will not affect the outcome of the election of directors or any other proposal to be voted on at the Annual Meeting.

How does the Board recommend that I vote?

Our Board of Directors recommends that you vote:

•	FOR each of the nominees for director named in this proxy statement;
•	FOR the resolution approving executive compensation; and
•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent auditor for fiscal year 2020.

How do I vote and can I change my vote after I return my proxy card?

You may vote in person at the Annual Meeting or you may give us your proxy. We recommend that you vote by proxy even if you plan to attend the Annual Meeting. As described below, you can change your vote at the Annual Meeting. You can vote by proxy over the telephone by calling a toll-free number, electronically by using the Internet or through the mail as described below. If you would like to vote by telephone or by using the Internet, please refer to the specific instructions set forth on the Notice or proxy card. If you are a holder of record and received your proxy statement and Annual Report by mail, you can vote by signing, dating and completing the enclosed proxy card and returning it by mail in the enclosed postpaid envelope. If you received a Notice and wish to vote by traditional proxy card, you may receive a full printed set of the proxy materials for the Annual Meeting at no charge through one of the following methods:

•	by the Internet at www.investorelections.com/DO;
•	by telephone at 1-866-648-8133; or

•

by sending a blank e-mail to paper@investorelections.com with the 12 digit control number (located in the Notice) in the subject line. No other requests, instructions or other inquiries should be included with your e-mail requesting material.

Once you receive the proxy statement, Annual Report and proxy card, please sign, date and complete the proxy card and return it in the enclosed postpaid envelope. No postage is necessary if the proxy card is mailed in the United States. If you hold your shares through a bank, broker or other nominee, it will provide you separate instructions for voting your shares.

Your proxy may be revoked at any time before its exercise by sending written notice of revocation to David L. Roland, Corporate Secretary, Diamond Offshore, 15415 Katy Freeway, Suite 100, Houston, Texas 77094, or by submitting a valid proxy that is dated later, or, if you attend the Annual Meeting in person, by giving notice of revocation to the Inspector of Election referred to below at the Annual Meeting.

Unless you revoke your proxy, your shares of common stock represented by your proxy will be voted at the Annual Meeting in accordance with the directions given in your proxy. If you do not specify a choice on your proxy, your proxy will be voted consistent with the above recommendations of the Board.

How will votes be recorded and where can I find the voting results of the Annual Meeting?

Votes will be tabulated by Mediant Communications Inc., and the results will be certified by our Inspector of Election. In tabulating votes, the Inspector of Election will make a record of the number of shares voted for or against each nominee and each other matter voted upon, the number of shares abstaining with respect to each nominee or other matter, and the number of shares held of record by broker-dealers that are present at the Annual Meeting but not voting. We plan to announce preliminary voting results at the Annual Meeting and to publish the final results in a current report on Form 8-K following the Annual Meeting.

STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS

The following table shows certain information as of March 18, 2020 (unless otherwise indicated) as to all persons who, to our knowledge, were the beneficial owners of 5% or more of our common stock, which is our only outstanding class of voting securities. All shares reported were owned beneficially by the persons indicated unless otherwise indicated below.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	Loews Corporation	73,119,047 (1)	53.1%
	667 Madison Avenue
	New York, NY 10065-8087

Common Stock	Contrarius Investment Management Limited	13,271,845 (2)	9.6%
	2 Bond Street
	St. Helier, Jersey JE2 3NP
	Channel Islands

Common Stock	BlackRock, Inc.	10,190,825 (3)	7.4%
	55 East 52nd Street
	New York, NY 10055

Common Stock	FMR LLC	7,499,848 (4)	5.4%
	245 Summer Street
	Boston, MA 02210

____________

(1)	Loews Corporation (which we refer to as Loews) has sole investment power and sole voting power over the shares.

(2)

This information is based on a Schedule 13G filed with the SEC on February 6, 2020 by Contrarius Investment Management Limited and Contrarius Investment Management (Bermuda) Limited, which reported that Contrarius Investment Management Limited has shared voting power over 13,271,845 shares and shared dispositive power over 13,271,845 shares, and Contrarius Investment Management (Bermuda)

Limited has shared voting power over 13,271,845 shares and shared dispositive power over 13,271,845 shares. The address for Contrarius Investment Management (Bermuda) Limited is Waterloo House, 100 Pitts Bay Road, Pembroke HM 08, Bermuda.

(3)

This information is based on a Schedule 13G/A (Amendment No. 3) filed with the SEC on February 5, 2020 by BlackRock, Inc., a parent holding company for a number of investment management subsidiaries, which indicates that BlackRock, Inc. has sole voting power over 9,989,553 shares and sole dispositive power over 10,190,825 shares.

(4)

This information is based on a Schedule 13G/A (Amendment No. 1) filed with the SEC on February 7, 2020 by FMR LLC and Abigail P. Johnson, which reported that FMR LLC has sole voting power with respect to 901,814 shares and sole dispositive power with respect to 7,499,848 shares, and Abigail P. Johnson has sole voting power with respect to none of such shares and sole dispositive power with respect to 7,499,848 shares. The Schedule 13G/A further states that members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act, or Fidelity Funds, advised by Fidelity Management & Research Company, or FMR Co, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.

Loews is a holding company, with principal subsidiaries (in addition to us) consisting of CNA Financial Corporation, an 89%-owned subsidiary engaged in commercial property and casualty insurance; Boardwalk Pipeline Partners, LP, a wholly-owned subsidiary engaged in the transportation and storage of natural gas and natural gas liquids; Loews Hotels Holding Corporation, a wholly-owned subsidiary engaged in the operation of a chain of hotels; and Altium Packaging LLC, a 99%-owned subsidiary engaged in the manufacture of rigid plastic packaging solutions.

Because as of the record date Loews owned a majority of the outstanding shares of our common stock, Loews has the power to approve matters submitted for consideration at the Annual Meeting without regard to the votes of the other stockholders. We understand that Loews intends to vote consistent with the above recommendations of the Board of Directors. There are no agreements between us and Loews with respect to the election of our directors or officers or with respect to the other matters that may come before the Annual Meeting.

STOCK OWNERSHIP OF MANAGEMENT AND DIRECTORS

The following table shows the shares of our common stock and common stock of Loews (which we refer to as Loews Common Stock) beneficially owned by each of our directors, each of our executive officers named in the 2019 Summary Compensation Table below, and all our current directors and executive officers as a group, as of March 1, 2020. Our directors and executive officers individually and as a group own less than 1% of our common stock. Except as otherwise noted, the named beneficial owner has sole voting power and sole investment power with respect to the number(s) of shares shown below. The table does not include any shares with respect to stock appreciation rights (SARs) granted under our Equity Incentive Compensation Plan (which we refer to as our Equity Plan) because the exercise prices of all outstanding SARs were higher than the fair market value per share ($2.93) of our common stock, determined in accordance with the terms of our Equity Plan, on March 1, 2020.

Name of Beneficial Owner	Shares of Our Common Stock	Shares of Loews Common Stock	% of Loews Common Stock
James S. Tisch (1)	5,000	17,214,017	6.0%
Marc Edwards (2)	261,264	--	*
Anatol Feygin	--	--	*
Paul G. Gaffney II (3)	9,000	--	*
Edward Grebow	7,000	1,500	*
Alan H. Howard	--	--	*
Peter McTeague	--	--	*
Kenneth I. Siegel (4)	--	104,693	*
Clifford M. Sobel	--	--	*
Andrew H. Tisch (5)	--	16,223,921	5.7%
Ronald Woll (6)	50,389	--	*
Scott L. Kornblau (6)	2,661	--	*
David L. Roland (7)	30,050	--	*
Thomas M. Roth	18,572	--	*
All Directors and Executive Officers as a Group (15 persons, including those listed above)	393,522	33,544,131	11.7%

__________

*Less than 1% of the Loews Common Stock.

(1)

The number of shares of Loews Common Stock includes 324,737 shares of Loews Common Stock issuable upon the exercise of awards granted under the Loews Corporation Stock Option Plan that are currently exercisable. The number of shares of Loews Common Stock also includes 16,889,280 shares held by trusts of which Mr. Tisch is the managing trustee (includes 15,829,280 shares held in trust for his benefit and 1,060,000 shares held by a charitable foundation as to which Mr. Tisch has shared voting and investment power).

(2)	The number of shares of our common stock represents shares issued in connection with restricted stock units, or RSUs.

(3)

The number of shares of our common stock includes 7,000 shares held by a trust of which Mr. Gaffney is the trustee and 2,000 shares held by a trust of which his spouse is the trustee. Mr. Gaffney has shared voting and investment power with respect to the 2,000 shares held in trust.

(4)

The number of shares of Loews Common Stock represents 104,693 shares of Loews Common Stock issuable upon the exercise of stock awards granted under the Loews Corporation Stock Option Plan that are currently exercisable.

(5)

The number of shares of Loews Common Stock includes 324,737 shares of Loews Common Stock issuable upon the exercise of stock awards granted under the Loews Corporation Stock Option Plan that are currently exercisable. The number of shares of Loews Common Stock also includes 15,899,184 shares held by trusts of which Mr. Tisch is the managing trustee (including 14,809,184 shares held in trust for his benefit and 1,090,000 shares held by a charitable foundation as to which Mr. Tisch has shared voting and investment power).

(6)	The number of shares of our common stock represents shares issued in connection with RSUs, as to which the executive officer shares voting and investment power with his spouse.

(7)

The number of shares of our common stock represents 29,240 shares issued in connection with RSUs, as to which Mr. Roland shares voting and investment power with his spouse, and 810 shares held by virtue of Mr. Roland’s investment in our common stock pursuant to our Retirement Plan (as defined below).

ELECTION OF DIRECTORS

(Proposal No. 1)

Our Board of Directors currently consists of 10 directors. Three of our current directors, Edward Grebow, Clifford M. Sobel and Andrew H. Tisch, are not nominated for re-election at the Annual Meeting. Effective at the Annual Meeting, our Board will decrease the number of directors that comprise the entire Board to seven directors. Our Board has nominated the seven remaining directors for re-election at the Annual Meeting, and accordingly, proxies cannot be voted for a greater number of persons than the seven nominees named in this proxy statement. All directors are elected annually to serve until their respective successors are duly elected and qualified at the next annual meeting of stockholders or until their earlier resignation or removal. The names and information regarding our nominees, including their business experience during the past five years and other background information and individual qualifications, attributes and skills, are described below. Each of the seven directors to be elected at the Annual Meeting will serve a term of one year to expire at our 2021 annual meeting of stockholders.

In the absence of contrary instructions, the proxies received from holders of our common stock will be voted at the Annual Meeting for the election of each of the below nominees. Although we do not contemplate that any of the nominees will be unable to serve, decline to serve or otherwise be unavailable as a nominee at the time of the Annual Meeting, if that occurs we expect that the proxies will be voted for such other candidate(s) as our Board of Directors may nominate or our Board may adopt a resolution reducing the number of directors constituting our entire Board.

Name	Position	Age as of January 31, 2020	Director Since
James S. Tisch	Chairman of the Board	67	1989
Marc Edwards	Director, President and CEO	59	2014
Anatol Feygin	Director	51	2019
Paul G. Gaffney II	Director	73	2004
Alan H. Howard	Director	60	2020
Peter McTeague	Director	54	2020
Kenneth I. Siegel	Director	63	2014

James S. Tisch has served as our Chairman of the Board since 1995. He served as our Chief Executive Officer (which we refer to as CEO) from 1998 to 2008. Mr. Tisch is the President and CEO and a member of the Office of the President of Loews and has been a director of Loews since 1986. Mr. Tisch also serves as a director of General Electric Company and CNA Financial Corporation, a subsidiary of Loews. Mr. Tisch has notified us of his resignation as our Chairman effective at the Annual Meeting, and Mr. Edwards has been elected to serve as our successor Chairman.

Mr. Tisch’s extensive background with our company provides him with unique knowledge of and insight into our business and operations, and enables him to more effectively provide us and our Board with strategic direction and operational oversight. In addition, Mr. Tisch’s status as the President and CEO of Loews, a significant stockholder of our company, enables our Board to have direct access to the perspective of our stockholders and ensures that the Board will take into consideration the interests of our stockholders in all Board decisions.

Marc Edwards has served as our President and CEO and as a director since March 2014. Mr. Edwards has been elected to serve as our Chairman of the Board after Mr. Tisch’s resignation as Chairman becomes effective at our Annual Meeting. Prior to joining our company, Mr. Edwards served as a member of Halliburton Company’s Executive Committee and as its Senior Vice President responsible for its Completion and Production Division from 2010 to 2014. He served as Vice President for Production Enhancement of Halliburton Company from 2008 through 2009. Since September 2016, Mr. Edwards has also served as the Lead Director, Chairman of the Compliance Committee and a member of the Audit and Risk, Compensation and Nominating and Corporate Governance Committees of NextTier Oilfield Solutions, Inc. (formerly Keane Group, Inc.), a NYSE-listed integrated well completion service company.

Mr. Edwards developed an extensive background in the global energy industry during his tenure at Halliburton that enables him to provide valuable contributions and perspective to our Board. His broad experience and understanding of the worldwide energy services industry provides valuable insight to our Board’s strategic and other deliberations. In addition, Mr. Edwards’ day-to-day leadership and involvement with our company as our President and CEO provides him with personal knowledge and insight regarding our operations.

Anatol Feygin has served as Executive Vice President and Chief Commercial Officer of Cheniere Energy, Inc., a NYSE-listed international energy company, since September 2016. Mr. Feygin joined Cheniere in March 2014 as Senior Vice President, Strategy and Corporate Development. Prior to joining Cheniere, Mr. Feygin worked with Loews from November 2007 to March 2014, most recently as its Vice President, Energy Strategist and Senior Portfolio Manager. Prior to joining Loews, Mr. Feygin spent three years at Bank of America, most recently as Head of Global Commodity Strategy. Mr. Feygin began his banking career at J.P. Morgan Securities Inc. as Senior Analyst, Natural Gas Pipelines and Distributors.

Mr. Feygin’s experience in the global energy industry enables him to advise our Board on industry issues and perspectives. As a result of his extensive experience in oil and gas executive, corporate development and financial matters, Mr. Feygin is able to provide the Board with expertise in industry corporate leadership, financial management, corporate planning and strategic development.

Paul G. Gaffney II is a retired Navy Vice Admiral and President Emeritus of Monmouth University, having served as President from 2003 to 2013. He was President of the National Defense University from 2000 to 2003. Prior to assuming those duties, Mr. Gaffney was the chief of naval research with responsibility for the Department of the Navy’s science and technology investment and commanded the Navy’s Meteorology and Oceanography program. He was also the commanding officer of the Naval Research Laboratory. Mr. Gaffney was appointed to the U.S. Ocean Policy Commission in 2001 and served during its full tenure from 2001 to 2004. He is a member of the National Academy of Engineering, a private nonprofit institution that advises the federal government and conducts independent studies to examine important topics in engineering and technology, and also served as Chair of the federal Ocean Research/Resources Advisory Panel (ORRAP) and the federal Ocean Exploration Advisory Board. Mr. Gaffney is a fellow in the Urban Coast Institute at Monmouth University and serves as the Counselor to the Dean of Engineering and Computing of the University of South Carolina.

Mr. Gaffney’s military experience, leadership in academia and expertise in ocean policy have provided him with valuable knowledge of the complex management and oversight issues faced by large institutions as well as policy and operational issues affecting the offshore drilling industry. As a result of this knowledge and experience, Mr. Gaffney provides our Board meaningful insights and a unique perspective to benefit the Board’s decision-making processes.

Alan H. Howard is the Managing Partner of Heathcote Advisors, LLC, a financial advisory and investing firm that he formed in 2008. Mr. Howard has also served as a senior advisor at Rossoff & Co., an investment banking and advisory firm, since 2013. From 2012 to 2019, he served as President of Dynatech International/MPX Holdings LLC, a global parts supplier and service provider of U.S. military aircraft and engines, and served as Dynatech International LLC’s Chief Executive Officer from 2015 to 2019 and Vice Chairman in 2019. From 2008 to 2010, Mr. Howard was Managing Partner of S3 Strategic Advisors LLC, a hedge fund advisory business, assisting asset managers with liquidity and capital structure issues through the financial crisis. He currently serves as Lead Director, Chairman of the Compensation Committee and member of the Audit Committee of Movado Group, Inc., a NYSE-listed company where he has served as a director since 1997. Since 2018, Mr. Howard has also served as a director of the BNY Mellon Family of Funds (formerly The Dreyfus Family of Funds), a number of equity, fixed income and money market funds managed by BNY Mellon Investments, an investment advisor.

Mr. Howard’s background as a chief executive officer and his experience in the financial sector provide him the necessary skills to lead our Audit Committee. His extensive experience in corporate development, financial services, investment banking and in assisting companies navigate difficult financial times provides our Board with valuable insight and expertise. This experience and knowledge also qualifies him to serve as the financial expert on our Audit Committee.

Peter McTeague is the founder of McMacro Solutions LLC, a consulting firm assisting institutional investors to assess the global macro landscape and interest rate and currency risks. Prior to founding McMacro Solutions LLC in 2018, Mr. McTeague was Head of Global Macro Strategy at Nomura Securities from 2016 to 2017, working closely with global business heads in assessing macro risks and opportunities, and also advising key clients. Prior to joining Nomura, Mr. McTeague was a Managing Director and Rates/Portfolio strategist for the Fortress Macro Fund at Fortress Investment Group LLC from 2008 to 2015, where he played a key role in driving discussion and portfolio construction across a range of firm strategies and was also a member of the Management Committee.

Mr. McTeague has proven experience in G10 markets in assessing the global macro landscape developing actionable strategies in his positions at McMacro Solutions, LLC, Nomura Securities and Fortress Investment Group. His experience in the global markets provides valuable insight and perspective to our Board, including with respect to our international operations.

Kenneth I. Siegel has served as a Senior Vice President of Loews since 2009. He has also served as a director of CNA Financial Corporation, a subsidiary of Loews, since 2019 and as a director of the general partner of Boardwalk Pipeline Partners, LP, a subsidiary of Loews, since 2009 and as its Chairman of the Board since 2011. Mr. Siegel served as a senior investment banker at Barclay’s Capital from 2008 to 2009, and he served in a similar capacity at Lehman Brothers from 2000 to 2008.

Mr. Siegel has extensive experience with capital markets and merger and acquisition transactions as a result of his positions at Loews, Barclay’s Capital and Lehman Brothers. Mr. Siegel’s experience in his position at Loews also provides him with knowledge of the energy industry and broad knowledge of and insight into the operations of Loews and the businesses in which it is engaged, including our company. This experience, combined with his financial and transactional expertise, enables Mr. Siegel to provide effective insight for our Board.

Director Independence

Because more than 50% of our outstanding common stock is currently held by Loews, we are a “controlled company” under the corporate governance listing standards (which we refer to as the NYSE Listing Standards) of the New York Stock Exchange (which we refer to as the NYSE). The NYSE Listing Standards do not require controlled companies to have a majority of independent directors. However, a majority of our Board of Directors is currently comprised of independent directors.

In determining independence, each year our Board determines whether directors have any “material relationship” with our company or with any members of our senior management. On an annual basis, and more frequently as necessary, each director and each executive officer discloses any transactions with our company in which the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest. When assessing the materiality of a director’s relationship with us, the Board considers all relevant facts and circumstances known to it, not merely from the director’s standpoint, but from that of the persons or organizations with which the director has an affiliation, and the frequency or regularity of the services provided by the director or such other persons or organizations to us or our affiliates, whether the services are being carried out at arm’s length in the ordinary course of business and whether the services are being provided substantially on the same terms to us as those prevailing at the time from unrelated parties for comparable transactions.

The Board has established guidelines to assist it in determining director independence. Under these guidelines, a director would not be considered independent if:

(1)	any of the following relationships existed during the past three years:

(i)

the director is our employee or the employee of any of our subsidiaries or has received more than $120,000 per year in direct compensation from us or any of our subsidiaries, other than director and committee fees and pension or certain other forms of deferred compensation for prior service;

(ii)	the director provided significant advisory or consultancy services to us or any of our subsidiaries or is affiliated with a company or a firm that has provided significant advisory or consultancy services to us or any of our subsidiaries (annual revenue of the greater of 2% of the other company’s consolidated gross revenues or $1 million is considered significant);

(iii)

the director has been a significant customer or supplier of ours or any of our subsidiaries or has been affiliated with a company or firm that is a significant customer or supplier of ours or any of our subsidiaries (annual revenue of the greater of 2% of the other company’s consolidated gross revenues or $1 million is considered significant);

(iv)	the director has been employed by or affiliated with an internal or external auditor that within the past three years provided services to us or any of our subsidiaries; or
(v)	the director has been employed by another company where any of our current executives serve on that company’s compensation committee;

(2)

the director’s spouse, parent, sibling, child, mother- or father-in-law, son- or daughter-in-law or brother- or sister-in-law, or any other person sharing the director’s home (other than a domestic employee), has a relationship described in (1) above; or

(3)	the director has any other relationships with us or any of our subsidiaries or with any member of our senior management that our Board of Directors determines to be material.

After considering all known relevant facts and circumstances and applying the independence guidelines described above, our Board has determined that Messrs. Feygin, Gaffney, Grebow, Howard, McTeague and Sobel (whom we refer to as our Independent Directors) are independent under the NYSE Listing Standards and our independence guidelines.

Board Committees

Our Board of Directors has the following standing committees: the Executive Committee, Audit Committee and Compensation Committee. The current members of these standing Board committees are identified below:

Director	Executive Committee	Audit Committee	Compensation Committee
James S. Tisch	*
Marc Edwards	*
Anatol Feygin		*	*
Paul G. Gaffney II		*	Chair
Alan H. Howard	*	Chair
Peter McTeague			*

As a “controlled company” under the NYSE Listing Standards, our Board has not been required to have a nominating committee. Our Board has determined that, because the full Board can perform the same functions that would normally be performed by a nominating committee and because a majority of our Board consists of independent directors, there was no meaningful benefit to having a separate nominating committee. In lieu of a separate nominating committee, our entire Board has performed the usual nominating committee functions, including participation in the consideration of director nominees.

Our Audit and Compensation Committees operate under written charters that describe the functions and responsibilities of each committee. Each charter can be viewed on our website at www.diamondoffshore.com in the “Investor Relations” section under “Corporate Governance.” A copy of each charter can also be obtained by writing to us at Diamond Offshore, Attention: Corporate Secretary, 15415 Katy Freeway, Suite 100, Houston, Texas 77094.

Please note that the preceding Internet address and all other Internet addresses referenced in this proxy statement are for information purposes only and are not intended to be a hyperlink. Accordingly, no information found or provided at such Internet addresses or at our website in general is intended or deemed to be incorporated by reference in this proxy statement.

Executive Committee

Our Bylaws describe the functions and responsibilities of the Executive Committee of our Board of Directors. Our Executive Committee is authorized to exercise all of the powers of the Board in the management of our business that may lawfully be delegated to it by the Board.

Audit Committee

The primary function of the Audit Committee is to assist our Board of Directors with its responsibility of overseeing the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of our independent auditor, the performance of our internal audit function and independent auditor and our systems of disclosure controls and procedures, internal control over financial reporting and compliance with our adopted ethical standards. Our internal audit controls function maintains critical oversight over the key areas of our business and financial processes and controls, and provides reports directly to the Audit Committee. The committee has sole authority to directly appoint, retain, compensate, evaluate and terminate the independent auditor and to approve all engagement fees and terms for the independent auditor. The members of the committee meet regularly with representatives of our independent auditor firm and with our manager of internal audit without the presence of management.

Our Board has determined that each member of the Audit Committee is an Independent Director and satisfies the additional independence and other requirements for Audit Committee members provided for in the NYSE Listing Standards and SEC rules. The Board has also determined that Alan H. Howard qualifies as an “audit committee financial expert” under SEC rules.

Compensation Committee

The primary function of the Compensation Committee is to assist our Board of Directors in discharging its responsibilities relating to compensation of our executive officers. The Compensation Committee determines and approves compensation for our executive officers and directors and administers our Incentive Compensation Plan and our Equity Plan. In accordance with its charter, the committee may form and delegate authority to sub-committees consisting of one or more of its members when appropriate. The committee does not delegate to management any of its functions in setting executive compensation under its charter. The committee has authority to retain or obtain advice of outside legal counsel, compensation consultants or other advisors to assist in the evaluation of director, CEO or executive officer compensation, including responsibility for the appointment, compensation and oversight of any such advisor retained by the committee. During 2019, the committee did not engage a compensation advisor in determining or recommending amounts or forms of executive or director compensation. In January 2020, the committee engaged Frederic W. Cook & Co., Inc., a compensation consulting firm (which we refer to as FW Cook), to review and provide advice to the committee regarding our executive and non-employee director compensation programs. In connection with the firm’s engagement, the committee considered the independence of FW Cook in light of SEC rules and the NYSE Listing Standards and concluded that the work of the firm would not raise any conflict of interest. Among the factors considered by the committee in determining the firm’s independence were the following:

•	other services provided to our company by the firm;
•	the amount of fees to be paid by us as a percentage of the firm’s total revenues;
•	policies or procedures maintained by the firm designed to prevent a conflict of interest;
•	business or personal relationships between the individual consultants involved in the engagement and any committee member;
•	our common stock owned by the individual consultants involved in the engagement; and
•	business or personal relationships between our executive officers and the firm or the individual consultants involved in the engagement.

The Compensation Committee completes a review of all elements of compensation at least annually. All compensation decisions with respect to executive officers other than our CEO are determined in discussion with, and frequently based in part upon the recommendation of, our CEO. The committee makes all determinations with respect to the compensation of our CEO, including establishing performance objectives and criteria related to the payment of his compensation, and determining the extent to which such objectives have been achieved. See “Compensation Discussion and Analysis” for more information about the responsibilities of the Compensation Committee and the role of management with respect to compensation matters.

Compensation Committee Interlocks and Insider Participation. The members of the Compensation Committee are Paul G. Gaffney II, Anatol Feygin and Peter McTeague. Charles L. Fabrikant was a member of the Compensation Committee in 2019 until his resignation from our Board of Directors as of our 2019 annual meeting of stockholders. Edward Grebow was a member of the Compensation Committee until Mr. McTeague was added to the committee in March 2020. Our Board has determined that each member of the Compensation Committee is independent and satisfies the additional independence requirements for compensation committee members provided for in the NYSE Listing Standards and the SEC rules. No member of the Compensation Committee is, or was during 2019, an officer or employee of the company. During 2019:

•

None of our executive officers served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Compensation Committee;

•	None of our executive officers served as a director of another entity, one of whose executive officers served on our Compensation Committee; and
•

None of our executive officers served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Board of Directors.

Board Diversity and Director Nominating Process

Our Board of Directors recognizes the benefits of diversity throughout our company and the merits of achieving diversity. In identifying, evaluating and nominating individuals to serve as our directors, including those identified by stockholders, our Board does not have formal diversity requirements or rules. Rather, the Board believes that our company is best served by directors with a wide range of perspectives, professional experience, skills and other individual qualities and attributes. Our Board considers diversity broadly to include diversity of race, ethnicity and gender, as well as diversity of viewpoint, professional experience and individual characteristics, qualities and skills, resulting in the inclusion of naturally varying perspectives among the directors. Our Board also considers whether these capabilities and characteristics will enhance and complement the full Board so that, as a unit, the Board possesses the appropriate skills and experience to oversee the company’s business, ensure consideration of a wide range of perspectives and serve the long-term interests of our stockholders.

Our Board nominees vary in age from 51 to 73 and range in Board tenure from less than one year to 31 years. As described above under our director biographies, the current composition of our Board also reflects a variety of expertise, skills, experience and professional and personal backgrounds, including in the following areas:

Company history	Offshore oil and gas and oilfield services
Strategy, leadership and core business skills	Public company boards
Finance and risk management	Investment and M&A
Global energy, business and technology	Public policy and government

Our Board of Directors will, subject to the terms of our Certificate of Incorporation and Bylaws, review any candidates recommended by stockholders for positions on the Board. Our Bylaws provide that any stockholder entitled to vote generally in the election of directors at a meeting of stockholders who complies with the procedures specified in the Bylaws may nominate persons for election to the Board, subject to any conditions, restrictions and limitations imposed by our Certificate of Incorporation or Bylaws. These procedures include a requirement that our Corporate Secretary receive timely written notice of the nomination, which, for the 2021 annual meeting of stockholders, means that the nomination must be received no later than February 12, 2021. Any notice of nomination must be addressed to Diamond Offshore, 15415 Katy Freeway, Suite 100, Houston, Texas 77094, Attention: Corporate Secretary, and must include, in addition to any other information or matters required by our Certificate of Incorporation or Bylaws:

•	the name and address of the stockholder submitting the nomination and of the person or persons to be nominated;
•

a representation that the stockholder is a holder of our capital stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•

a description of all contracts, arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;
•

such other information regarding each nominee proposed by the stockholder as would be required to be included in a proxy or information statement filed pursuant to the Exchange Act and the rules and regulations under it; and

•	the consent of each nominee to serve as our director if so elected.

Nominations of directors may also be made by our Board of Directors or as otherwise provided in our Certificate of Incorporation or Bylaws. In determining whether it will nominate a candidate for a position on our Board, the Board considers those matters it deems relevant, which may include the candidate’s integrity; business specialization; career achievements; breadth of experience; soundness of judgment; ability to make independent analytical inquiries; independence and potential conflicts of interest; potential to meet the present needs of the Board in light of the current mix of director skills and attributes; ability to represent the total corporate interests of our company and our stockholders; and diversity of race, ethnicity and gender. While our Board believes that its current membership comprises a variety of perspectives, professional experience, skills and other qualities and attributes, the Board is committed to efforts to increase diversity and will continue to consider diversity of race, ethnicity and gender among other relevant factors when assessing individual candidates and nominees to fill Board vacancies that occur in the future.

Majority Vote Standard for Election of Directors

Our Bylaws require a mandatory majority voting, director resignation procedure. A nominee for director in an uncontested election (such as this one) will be elected to the Board if all votes cast for that nominee’s election exceed the votes cast against his or her election. In the event that an incumbent director nominee does not receive a majority of the votes cast, the Board will require that director to tender his or her resignation and will establish a committee to consider whether to accept or reject the resignation. The Board will act on the committee’s recommendation and publicly disclose its decision.

Executive Sessions of Non-Management Directors

Our non-management directors, our Independent Directors and each of the Audit Committee and the Compensation Committee meet regularly in executive sessions without the presence of management. Upon the recommendation of the non-management directors and Independent Directors, our Board of Directors has selected Alan H. Howard to act as the Lead Director and to serve as the presiding director at meetings of our non‐management directors and our Independent Directors.

Board Leadership Structure

Our Board’s leadership structure consists of a Chairman of the Board, a Lead Director and independent Audit Committee and Compensation Committee chairs. James S. Tisch currently serves as our Chairman of the Board. Mr. Tisch has resigned as Chairman effective at our Annual Meeting, and Marc Edwards, our President and Chief Executive Officer, has been elected to serve as our successor Chairman of the Board. Alan H. Howard is our Lead Director, whose role is to chair meetings of the non-management directors, facilitate the ability of the non-management directors to fulfill their responsibilities and provide a structure for communicating any concerns of the non-management directors to the full Board and to our executive management. The Board believes this structure provides independent Board leadership and engagement and strong oversight of management while providing the benefit of having the Chairman lead regular Board meetings as we discuss key business and strategic issues and set the agenda for Board meetings. Although in the recent past prior to the Annual Meeting, our Board has separated the roles of CEO and Chairman of the Board, our Board has elected to combine those roles effective at the Annual Meeting. Our Board believes this leadership structure is appropriate because our CEO is closely involved in the day-to-day operations of our company and is well positioned to elevate critical business issues for consideration by the Board, and combining these positions allows him to more effectively execute our strategic initiatives and business plans and confront the challenges facing our company during these depressed market conditions. The Board has no fixed policy with respect to combining or separating the positions. The Board has exercised its discretion in combining or separating the positions as it has deemed appropriate in light of prevailing circumstances, and the Board may in the future reevaluate this determination.

Board Oversight of Risk Management

Our Board recognizes the importance of understanding, evaluating and managing risk and its impact on the financial health of our company. Our management periodically has discussions with our Board, Audit Committee and Compensation Committee to,

among other things, assist in identifying the principal risks facing our company, identifying and evaluating policies and practices that promote a culture designed to appropriately balance risk and reward, and evaluating risk management practices. These opportunities to interact enable the non-management directors to conduct meaningful discussions concerning these issues with senior management during Board, Audit Committee and Compensation Committee meetings.

Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, long-term organizational performance and enhanced stockholder value. A fundamental component of risk management is not only understanding the risks and the measures management is taking to manage the risks, but also understanding what level of risk is appropriate for the company. The involvement of the full Board in setting our business strategy is a key part of the Board’s assessment of the company’s tolerance for risk. The Board also regularly reviews information regarding the company’s credit, liquidity and operations, as well as the associated risks. While the Board has the ultimate oversight responsibility for the risk management process, committees of the Board and the company’s management also share responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, and discusses risk assessment with management and our internal and external auditors. In addition, in setting compensation, the Compensation Committee endeavors to create incentives that encourage a level of risk-taking behavior consistent with the company’s business strategies and long-term stockholder value. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed about such risks.

Director Attendance at Meetings

During 2019, our Board of Directors held four meetings, our Audit Committee held eight meetings and our Compensation Committee held three meetings. Our Executive Committee did not meet during 2019. The rate of attendance by our directors at Board and committee meetings during 2019 was 100%, and all of our directors attended all meetings of the Board and committees on which they served. We do not require our Board members to attend our annual meeting of stockholders; however, all directors then in office were present at our annual meeting held in May 2019.

Director Compensation

Our Board of Directors has delegated to our Compensation Committee, which is comprised solely of independent directors, the primary responsibility for reviewing and considering revisions to our director compensation program. In setting director compensation, the committee considers the amount of time our directors expend in fulfilling their duties as well as the skill level required of members of our Board. The committee’s goal is to compensate our non-employee directors in a way that is competitive and attracts and retains directors of a high caliber.

During 2019, we compensated our non-employee directors with a combination of cash and SARs awards. Mr. Edwards, our President and CEO, did not receive any cash or equity fee or other remuneration for his service as a director. In addition, during 2019 employees of Loews who are also directors did not receive any cash fee for services as members of our Board. During 2019, we paid each of our eligible non-employee directors a cash retainer of $50,000 per year, paid in quarterly installments. In addition, the Chairman of the Audit Committee received an annual cash retainer of $15,000, the Chairman of the Compensation Committee received an annual cash retainer of $10,000 and the Lead Director received an annual cash retainer of $10,000. We also paid each of our qualified non-employee directors a cash fee of $1,500 for each Board meeting attended and $1,000 for each meeting of the Audit or Compensation Committees attended, and we reimbursed all reasonable out-of-pocket expenses that each director incurred attending Board meetings. During 2019, each member of our Board who was not also employed by our company received an award of 1,000 SARs each quarter. The SARs awarded to non-employee directors during 2019 vested immediately upon grant and have a term of 10 years from the date of grant.

Beginning in 2014, oil prices declined significantly and have remained volatile, and the offshore drilling market has remained oversupplied with available offshore drilling rigs. These market factors resulted in a sharp decline in the demand for offshore drilling services, including services that we provide, as well as a significant decline in dayrates for contract drilling services. The decline in demand for contract drilling services and the dayrates for those services has adversely affected our financial condition, results of operations and cash flows and has resulted in a substantial and protracted decline in our stock price. As a result, our equity-based compensation programs have become ineffective in achieving their intended reward, retention and incentive goals.

In January 2020, the Compensation Committee engaged FW Cook to provide advice to the committee regarding our executive and non-employee director compensation programs, particularly focusing on ways to restructure the programs to render them more effective in a period of prolonged market duress. As part of its analysis and evaluation, the committee considered the results of the independent analysis completed by FW Cook, which included a review of non-employee director compensation trends and data from comparable oilfield services companies and controlled companies and also included advice and recommendations for restructuring our compensation programs to more effectively compensate and promote retention and incentives in our protracted depressed market environment.

In 2020, FW Cook determined that the value of our compensation program for non-employee directors was low compared to other comparable companies and that our declining market environment had rendered our use of SARs for director compensation to be ineffective. Pursuant to this compensation review process, and after considering FW Cook’s advice and recommendations for changes to make our compensation program more effective, the committee made the following changes to our non-employee director compensation commencing on April 1, 2020:

•	the annual cash retainer for non-employee directors was increased to $150,000, paid in quarterly installments;
•	the annual cash retainer for the Chairman of the Audit Committee was increased to $25,000;
•	the annual cash retainers for the Chairman of the Compensation Committee and the Lead Director remained at $10,000;
•	fees for Board meeting attendance were eliminated; and
•	non-employee directors will receive a grant of immediately-vested RSUs each quarter with a grant date value of $12,500.

Director Compensation for 2019

The following table summarizes the compensation earned by our non-employee directors in 2019:

Name(1)	Fees Earned or Paid in Cash ($)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)
James S. Tisch	--	15,000	--	15,000
Charles L. Fabrikant	21,500	7,757	--	29,257
Anatol Feygin	33,000	7,244	--	40,244
Paul G. Gaffney II	77,000	15,000	--	92,000
Edward Grebow	92,000	15,000	--	107,000
Kenneth I. Siegel	--	15,000	--	15,000
Clifford M. Sobe	56,000	15,000	--	71,000
Andrew H. Tisch	--	15,000	--	15,000

_____________

(1)

Mr. Fabrikant served as a director until our 2019 annual meeting held in May 2019. Mr. Feygin was initially elected as a director at our 2019 annual meeting held in May 2019. Messrs. Howard and McTeague were elected to the Board in March 2020 and therefore are not included in this table. Marc Edwards, our President and CEO, is not included in this table because he was an employee of our company during 2019, and therefore received no compensation for his services as director. The compensation received by Mr. Edwards as an employee of the company during 2019 is shown in the 2019 Summary Compensation Table below.

(2)

These amounts represent the aggregate grant date fair value of awards of SARs granted pursuant to our Equity Plan for the year ended December 31, 2019, computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (which we refer to as FASB ASC Topic 718). Assumptions used in the calculation of dollar amounts of these awards are included in Note 5, Stock-Based Compensation, to our audited consolidated financial statements for the fiscal year ended December 31, 2019 included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which has been filed with the SEC.

As of December 31, 2019, these non-employee directors held the following outstanding company equity awards:

Name	Unexercised Option Awards(#)
James S. Tisch	254,500
Charles L. Fabrikant	24,000
Anatol Feygin	2,000
Paul G. Gaffney II	36,000
Edward Grebow	36,000
Kenneth I. Siegel	23,000
Clifford M. Sobel	32,500
Andrew H. Tisch	33,000

Code of Ethics and Corporate Governance Guidelines

We have a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. Our code can be found on our website at www.diamondoffshore.com in the “Investor Relations” section under “Corporate Governance” and is available in print to any stockholder who requests a copy by writing to our Corporate Secretary. We intend to post any changes to or waivers of our code for our principal executive officer, principal financial officer and principal accounting officer on our website.

In addition, our Board of Directors has adopted written Corporate Governance Guidelines to assist our directors in fulfilling their responsibilities. The guidelines are on our website at www.diamondoffshore.com in the “Investor Relations” section under “Corporate Governance” and are available in print to any stockholder who requests a copy from our Corporate Secretary.

Environmental, Social and Governance (ESG) Issues

We recognize the importance of identifying, assessing and promoting ESG issues as a fundamental part of conducting business. Our Purpose–Mission–Vision–Values & Behaviors stated on our website at www.diamondoffshore.com in the “About Us” section stresses the importance of these elements. Our company’s Purpose is “To responsibly unlock energy.” Our Mission (“With respect for the lives we touch and the impact we make, we deliver fresh perspectives to anticipating and solving complex deepwater challenges”) and Vision (“We see a world in which affordable and plentiful energy is delivered safely from the deepest waters”) expressly acknowledge the impact we have on the world around us. This recognition and commitment is the foundation for our company’s global culture, which is shaped by our Values & Behaviors – Take Ownership, Go Beyond, Have Courage, Exercise Care and Win Together. This approach helps strengthen the ties between our success and the well-being of our employees, stockholders and other stakeholders and the communities where we live and work.

We believe that diverse ecosystems and healthy natural resources – fresh water, oceans and air – are critical components of our society and economy. We continually seek opportunities to improve our operational sustainability. We have a long history and tradition of acting in a responsible and ethical manner and being actively and positively present in the communities where we operate. We do not tolerate discrimination or harassment. We foster an environment where all employees are given the tools to succeed and to contribute to the community through meaningful community and volunteer activities. We are committed to high standards of corporate governance, including a strong Board of Directors, a robust ethics and compliance program and a compensation framework that incentivizes our long-term financial success and does not motivate taking unreasonable risks.

Additional details regarding some of our ESG programs and efforts can be found on our website at www.diamondoffshore.com in the “HSE Excellence” section. Our UK Gender Pay Gap Report and Slavery and Human Trafficking Statement can be found on our website at www.diamondoffshore.com in the “Investor Relations” section under “Corporate Governance.” Maintaining an open dialogue with stakeholders is a key part of improving our understanding and promotion of ESG principles in our business, and we welcome further engagement.

Loans to Directors and Executive Officers

We comply and operate in a manner consistent with regulations prohibiting loans to our directors and executive officers.

Prohibitions Against Hedging and Pledging

We have a policy that prohibits our directors and employees (including our executive officers) from engaging in any hedging or short sale transactions related to our stock or other equity securities, thereby preventing our directors, executives and other employees from insulating themselves from the effects of poor stock performance. This policy does not apply to stock or other equity securities of Loews or any of its other subsidiaries. We also have a policy that prohibits our directors and employees (including our executive officers) from pledging our stock or other securities as collateral for a loan.

Reporting of Ethics and Compliance Concerns

We have a dedicated hotline and website available to all employees to report ethics and compliance concerns, anonymously if preferred, including concerns related to accounting, accounting controls, financial reporting and auditing matters. The hotline and website are administered and monitored by an independent monitoring company. A description of our procedures for confidential anonymous complaints regarding accounting, internal accounting controls and auditing matters can be found on our website at www.diamondoffshore.com in the “Investor Relations” section under “Corporate Governance - Confidential Reporting” and is available in print to any stockholder who requests a copy from our Corporate Secretary.

Public Policy Engagement and Political Activities

In recent years, we have not engaged in public policy or political activities, and we have not made corporate political contributions. Our company and some of our employees participate in industry and business trade groups that may engage in their own lobbying or other advocacy activities.

Transactions with Related Persons

We have a written policy requiring that any transaction, regardless of the size or amount, involving us or any of our subsidiaries in which any of our directors, director nominees, executive officers, principal stockholders or any of their immediate family members has had or will have a direct or indirect material interest, be reviewed and approved or ratified by our Audit Committee. All such transactions must be submitted to our General Counsel for review and reported to our Audit Committee for its consideration. In each case, the Audit Committee will consider, in light of all of the facts and circumstances known to it that it deems relevant, whether the transaction is fair and reasonable to our company.

Transactions with Loews. Prior to the initial public offering of our common stock in 1995, we were a wholly-owned subsidiary of Loews. In connection with the initial public offering, we entered into agreements with Loews pursuant to which Loews agreed to provide certain management, administrative and other services to us and certain other obligations were assumed by the parties. These agreements, which are described below, were not the result of arm’s length negotiations between the parties.

Services Agreement. We are party to a services agreement with Loews pursuant to which Loews performs certain administrative and technical services on our behalf. Such services include internal auditing services and advice and assistance with respect to obtaining insurance. Under the services agreement, we are required to reimburse Loews for (i) allocated personnel cost (such as salaries, employee benefits and payroll taxes) of the Loews personnel actually providing such services and (ii) all out-of-pocket expenses related to the provision of such services. The services agreement may be terminated by us with 30 days’ notice to Loews and may be terminated by Loews with six months’ notice to us. In addition, we have agreed to indemnify Loews for all claims and damages arising from the provision of services by Loews under the services agreement unless due to the gross negligence or willful misconduct of Loews. During 2019, we reimbursed Loews approximately $700,000 for these services.

Registration Rights Agreement. Under a Registration Rights Agreement dated October 16, 1995, between us and Loews, we agreed to file, upon the request of Loews and subject to certain limitations, one or more registration statements under the Securities Act of 1933, as amended, subject to a maximum of two remaining requests, in order to permit Loews to offer and sell any of our common stock that Loews may hold. Under the agreement, Loews will bear the costs of any such registered offering, including any underwriting commissions relating to shares it sells in any such offering, any related transfer taxes and the costs of complying with non-U.S. securities laws, and any fees and expenses of separate counsel and accountants retained by Loews. Subject to certain conditions, we have also granted Loews the right to include its shares of our common stock in any registration statements covering offerings of our common stock by us, and we will pay all costs of such offerings other than underwriting commissions and transfer taxes attributable to the shares sold on behalf of Loews.

AUDIT COMMITTEE REPORT

As discussed above under the heading “Board Committees—Audit Committee,” a primary role of the Board’s Audit Committee is to oversee the company’s financial reporting process and manage its relationship with the independent auditor. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the company’s audited financial statements for the year ended December 31, 2019 with the company’s management and independent auditor. The Audit Committee has also discussed with the company’s independent auditor the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. In addition, the Audit Committee has discussed with the independent auditor its independence in relation to the company and its management, including the matters in the written disclosures provided to the Audit Committee as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has determined that the provision of non-audit services provided by the auditor is compatible with maintaining the auditor’s independence.

The members of the Audit Committee rely without independent verification on the information provided to them by management and the independent auditor and on management’s representation that the company’s financial statements have been prepared with integrity and objectivity. The Audit Committee does not provide any expert or special assurance as to the company’s financial statements or any professional certification as to the independent auditor’s work. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has applied appropriate accounting and financial reporting principles or internal controls and procedures, that the audit of the company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the company’s financial statements are presented in accordance with generally accepted accounting principles, or that the company’s auditor is in fact “independent.”

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which has been filed with the SEC.

THE AUDIT COMMITTEE

Edward Grebow, Former Chairman

Anatol Feygin

Paul G. Gaffney II

COMPENSATION DISCUSSION AND ANALYSIS

Introductory note: The following discussion of executive compensation contains descriptions of various employee benefit plans and employment-related agreements. These descriptions are qualified in their entirety by reference to the full text or detailed descriptions of the plans and agreements, which are filed or incorporated by reference as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2019.

This Compensation Discussion and Analysis describes our executive compensation program for 2019 and explains how our Compensation Committee made its compensation decisions for 2019 for our executive officers identified in the following table, consisting of our CEO, Chief Financial Officer (which we refer to as CFO) and three other most highly compensated executive officers as of December 31, 2019. We refer to the below group of executive officers collectively as our “named executive officers.”

Name	Title
Marc Edwards	President and CEO (our principal executive officer)
Ronald Woll	Executive Vice President and Chief Commercial Officer
Scott L. Kornblau	Senior Vice President and CFO (our principal financial officer)
David L. Roland	Senior Vice President, General Counsel and Secretary
Thomas M. Roth	Senior Vice President - Worldwide Operations

Executive Summary

The objectives and major components of our executive compensation program did not materially change from 2018 to 2019. In 2019, we continued to provide our named executive officers with total annual compensation that included three principal elements: base salary, performance-based annual incentive cash compensation and long-term equity-based and cash incentive awards. Major elements of our compensation program continued to be performance-based, and a significant portion of each executive’s total annual compensation was at risk and dependent upon our company’s achievement of specific, measurable performance goals. Our performance-based pay is designed to promote the creation of stockholder value, without encouraging excessive risk-taking.

At our annual meeting of stockholders held in May 2019, our stockholders approved all our director nominees and proposals, including over 97% approval of a non-binding advisory (say-on-pay) vote to approve the compensation of our executive officers. After our 2019 annual meeting, our Compensation Committee considered the results of the say-on-pay vote in its review of our compensation policies. Our general goal since our 2019 annual meeting has been to continue to act consistently with the established practices that were overwhelmingly approved by our stockholders and to take appropriate actions to further link pay and performance when advisable. We believe that we accomplished those goals during 2019.

Beginning in 2014, oil prices declined significantly and have remained volatile, and the offshore drilling market has remained oversupplied with available offshore drilling rigs. These market factors resulted in a sharp decline in the demand for offshore drilling services, including services that we provide, as well as a significant decline in dayrates for contract drilling services. Accordingly, since 2015 we have undertaken numerous cost-cutting measures, including substantial reductions-in-force as well as general freezes on salary increases and new hiring. With the exception of increases related to promotions, base salaries for our named executive officers did not increase in 2019, and we do not plan to increase base salaries for our named executive officers for 2020.

In recognition of the critical need to retain key company leaders who are instrumental to achieving our business and strategic plans, particularly in depressed market conditions, in January 2017 our Board adopted an executive retention plan (which we refer to as the 2017 Retention Plan) upon the recommendation of our Compensation Committee and made retention awards under the 2017 Retention Plan to Messrs. Edwards and Woll. The 2017 Retention Plan provided for us to pay each participating executive a cash retention payment if the executive remained actively employed through January 1, 2018 and another payment if the executive remained actively employed through January 1, 2019. To qualify for a payment, the executive was required to also remain actively employed by us through the payment date, not be on a leave (other than a legally protected leave), not be subject to any performance improvement plan and have complied with all company agreements and policies. The retention payments were paid to Messrs. Edwards and Woll in February 2018 and 2019. As a result of the continuation of the depressed market conditions, in June 2018 we entered into an extended retention arrangement with Mr. Woll to cover 2019 under the same terms as the 2017 Retention Plan. Pursuant to the 2019 extension, we paid Mr. Woll $750,000 in February 2020.

Payments under our annual cash incentive awards for 2019 reflected our company’s performance and level of achievement of our 2019 plan performance goal. As discussed further in this proxy statement under the heading “Annual Cash Incentive Awards,” for 2019 our Compensation Committee approved an annual cash incentive performance goal expressed as a target level of 2019 adjusted operating cash flow. In recent years prior to 2019, our annual cash incentive performance goal was expressed as a target amount of adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (which we refer to as EBITDA). During the first quarter of 2019, the committee concluded that the continuing negative market conditions in the offshore drilling industry warranted a change from an EBITDA performance target to an adjusted operating cash flow performance target. During 2019, we exceeded our adjusted operating cash flow target for our 2019 annual cash incentive awards. As a result, annual cash incentive awards paid to our named executive officers for 2019 were generally comparable to 2018 and other recent years where we exceeded the applicable incentive plan target performance criteria.

On April 1, 2019, each of our named executive officers received an award of RSUs and long-term cash incentive awards. Half of the RSUs and long-term cash incentive awards granted to our named executive officers in 2019 vest upon the level of attainment of designated three-year financial, operational and marketing performance goals, and the remainder of the RSUs and long-term cash incentive awards granted to our named executive officers time-vest (half two years after the grant date and half three years after the grant date). The RSU and long-term cash incentive award agreements for our named executive officers obligate the officer to comply with certain restrictive covenants, including obligations of confidentiality, non-solicitation and noncompetition.

Compensation Program Objectives

Through our executive compensation program, we seek to achieve the following general goals:

•

Attract and retain highly qualified and productive executives by striving to provide total compensation generally consistent with compensation paid by other companies in the energy industry (although we did not benchmark our compensation for 2019 to any particular group of companies);

•	Motivate our executives to achieve strong financial and operational performance for our stockholders;
•	Structure compensation to create meaningful links between company and individual performance and financial rewards;
•	Encourage long-term commitment to our company; and
•	Limit corporate perquisites.

We do not rely on formula-driven plans when determining the aggregate amount of compensation for each named executive officer. The primary factor in setting compensation is our evaluation of the individual’s performance in the context of our company’s performance and our compensation objectives, policies and practices. Our Compensation Committee considers individual performance factors, including the committee’s view of the individual’s performance, the responsibilities of the individual’s position and the individual’s contribution to our company and to our financial and operational performance for the most recently-completed fiscal year.

Role of Management in Establishing and Awarding Compensation. On an annual basis, Mr. Edwards, with the assistance of our Human Resources department, recommends to the Compensation Committee any proposed annual or long-term cash incentive awards, equity awards and increases in base salary for our executive officers other than him. No executive officer is involved in determining any element of his or her own compensation. Mr. Edwards’ recommendations are reviewed with and are acted upon by the committee in accordance with its charter. At least once a year, the committee reviews the compensation of Mr. Edwards and, following discussions with the Chairman of the Board, considers any necessary adjustments to his compensation level. Mr. Edwards’ annual base salary has not increased since his hire in March 2014.

Internal Pay Equity. While comparisons to market data can be useful in assessing competitiveness of compensation, we believe that our executive compensation also should be internally consistent. Each year, the Compensation Committee reviews the total compensation paid to our CEO and our other executive officers, which allows a comparison for internal pay equity purposes and allows the committee to analyze both the individual elements of compensation (including the compensation mix) as well as the aggregate amount of compensation.

Market Considerations. When making compensation decisions, we have also compared the compensation of our executive officers to the compensation paid to executives of comparably-sized companies engaged in businesses similar to ours (although we do not benchmark our compensation to any particular group of companies). In doing so, we have considered executive compensation surveys and other information related to compensation levels and practices. We believe, however, that any such comparison should be merely a point of reference and not the determinative factor for our executives’ compensation. The purpose of the comparison is to inform, but not supplant, the analyses of internal pay equity and individual performance that we consider when making compensation decisions. Accordingly, the Compensation Committee has discretion in determining the nature and extent of its use of comparative compensation information.

When reviewing executive compensation, the Compensation Committee may also consider our company’s performance during the person’s tenure and the anticipated level of compensation that would be required to replace the person with someone of comparable experience and skill. In addition to our periodic compensation review, we also regularly monitor market conditions and may adjust compensation levels as necessary to remain competitive and retain valuable employees. These principles apply to compensation policies for all of our executive officers. We do not follow the principles in a mechanistic fashion; rather, we apply our judgment in determining the appropriate mix of compensation for each individual.

Impact of Depressed Market Conditions

Beginning in 2014, oil prices declined significantly and have remained volatile, our oil and gas customers reduced their capital spending and the offshore drilling market has remained oversupplied with available offshore drilling rigs. These market factors resulted in a sharp decline in the demand for offshore drilling services, including services that we provide, as well as a significant decline in dayrates for contract drilling services. The decline in demand for contract drilling services and the dayrates for those services has adversely affected our financial condition, results of operations and cash flows and has resulted in a substantial and protracted decline in our stock price. In light of these conditions, our Compensation Committee has continuously re-evaluated and, as necessary, revised our compensation programs to make the programs more effective and responsive in achieving their intended reward, retention and incentive goals in the depressed market.

Elements of Compensation

In 2019, the principal components of compensation for our named executive officers were:

Base Salary

The position of each of our salaried employees, including our named executive officers, is assigned a salary grade at the commencement of employment. The salary grade, which is reviewed periodically, considers objective criteria relevant to the position, such as the position’s level of financial and operational responsibility and supervisory duties, as well as the education and skills required to perform the functions of the position. Each salary grade has a designated salary range. Within each grade, salaries are determined within the applicable salary range based primarily on subjective factors such as the employee’s contribution to our company and individual performance. On occasion, an employee’s compensation may be fixed at a level above the maximum level for the employee’s salary grade in response to a subjective determination that the employee’s compensation, if set at the maximum level for his or her grade, would be below the level merited by the employee’s contributions to our company.

The Compensation Committee recognizes that Mr. Edwards’ compensation as CEO should reflect his greater policy- and decision-making authority and his higher level of responsibility with respect to our strategic direction and our financial and operating results. At January 1, 2020, our CEO’s annual base salary was approximately 94% higher than the annual base salary for the next highest-paid named executive officer and approximately 130% higher than the average annual base salary for all other named executive officers.

In typical years, base salaries are reviewed at least annually and may also be adjusted from time to time to realign salaries with external market levels after considering individual responsibilities, performance and contribution to our company, experience, internal pay equity and budgetary issues. Since 2014, however, the depressed offshore drilling market has caused us to undertake numerous cost-cutting measures, including reductions-in-force and freezes on general salary increases and new hiring. Consistent with those measures, except for increases resulting from promotions, base salaries for our named executive officers were not increased during 2019, and we do not plan to increase executive base salaries for 2020.

On January 1, 2019, Ronald Woll was promoted from Senior Vice President and Chief Commercial Officer to Executive Vice President and Chief Commercial Officer, and the Compensation Committee approved a corresponding increase in annual base salary for Mr. Woll from $435,435 to $515,630, effective on January 1, 2019.

Annual Cash Incentive Awards

Our Incentive Compensation Plan is intended to promote company performance objectives and to recognize certain employees who contributed to the company’s achievements. The plan provides the opportunity to earn cash compensation that is at-risk on an annual basis and is contingent on achievement of high individual performance and an annual company financial performance goal, in addition to applicable award caps and the exercise of negative discretion by the Compensation Committee, as described below.

For annual incentive awards under our Incentive Compensation Plan, performance is measured with respect to the designated plan fiscal year. The annual performance goal under the plan and the cap on each participating executive’s award are established by the Compensation Committee during the first calendar quarter of the performance year. Annual incentive award payments under the plan are paid in cash in an amount reviewed and approved by the committee and are ordinarily made in the first quarter following the completion of the performance year, after the actual financial results for the performance year have been determined and the committee has determined whether applicable performance goals have been met.

Our Incentive Compensation Plan specifies an overall general cap that limits the maximum amount payable under the plan to any participant to $7.5 million per year. However, as described below, the Compensation Committee also establishes a lower separate cap on the amount of annual cash incentive award that can be paid to an executive officer in any given year. In addition, the committee retains the authority under the plan to reduce or eliminate these awards, a concept called negative discretion, when the committee deems appropriate.

Under our Incentive Compensation Plan, participants who cease to be employed by us before the end of a performance period due to retirement (defined in the plan as termination without cause at age 60 or older), death or disability are eligible to receive an annual cash incentive award that is prorated to the employment termination date but based upon the actual performance for the entire performance period.

Under the plan, the Compensation Committee employs factors that are both quantitative (attainment of the performance goal) and qualitative (the committee’s assessment of the individual’s performance and the committee’s exercise of negative discretion). In recent years prior to 2019, the performance goal under our Incentive Compensation Plan required attainment of a target amount of EBITDA during the applicable plan year. During the first quarter of 2019, the committee concluded that the impact of the continuing depressed offshore drilling market warranted a change from an EBITDA performance goal to an adjusted operating cash flow performance goal. The committee selected adjusted operating cash flow as the appropriate financial performance measure for 2019 because, during extended periods of market duress, operating cash flow warrants heightened focus and is generally recognized as a more appropriate measure of financial health.

The adjusted operating cash flow formula approved by the Compensation Committee includes adjustments to remove the positive or negative impact of unusual or one-time events that tend to obscure the core operational performance of our company. For purposes of determining the 2019 performance goal under our Incentive Compensation Plan, adjusted operating cash flow was defined as the amount of net cash provided by or used in operating activities, determined in accordance with United States generally accepted accounting principles (which we refer to as GAAP) for such year on a consolidated basis, excluding net cash interest for such year and excluding the negative financial impact in such year of any transaction entered into by us with any customer that has the effect of reducing the amount of adjusted operating cash flow during the year in exchange for a commensurate material benefit to be received by us, such as a “blend and extend” transaction. In addition, the committee reserved the right to make equitable adjustments to the adjusted operating cash flow target or the calculation of the target in recognition of unusual or non-recurring events affecting the company, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles or any other unusual transaction, event or condition.

During the first calendar quarter of 2019, the Compensation Committee approved for our executive officers (including our CEO) a 2019 adjusted operating cash flow target of $25 million. For all participating executive officers other than Mr. Edwards, the target amount of each annual cash incentive award for 2019 was determined by the committee as a percentage of base salary, as follows:

Named Executive Officer	Target Annual Bonus Payment as a Percentage of Eligible Base Salary
Ronald Woll	70%
Scott L. Kornblau	50%
David L. Roland	50%
Thomas M. Roth	50%

Each of the above named executive officers was eligible to receive an annual cash incentive award of up to 33.33% of his respective target payment upon achievement of 50% of the target goal and up to 100% of his respective target payment upon achievement of the target goal, but in no event could his 2019 annual cash incentive award exceed 100% of the officer’s eligible annual base salary for 2019.

In recognition of his leadership role in setting company policy and strategic planning, during the first calendar quarter of 2019 the Compensation Committee determined that Mr. Edwards’ annual cash incentive award for 2019 would continue to be calculated differently than the other named executive officers’ awards, consistent with previous years. Mr. Edwards was eligible to receive an annual cash incentive award of up to $500,000 upon achievement of 50% of the target goal, up to $1,500,000 upon achievement of the target goal and a maximum of up to $2,500,000 upon achievement of 150% or more of the target goal.

When determining annual cash incentive awards for our executive officers (including Mr. Edwards), the Compensation Committee reserved the right to apply, and historically has applied, its discretion to lower the amount of awards to be paid. In determining whether to exercise its negative discretion, the committee can reassess the individual’s performance during the performance year or consider any other factors the committee deems relevant.

In February 2020, the Compensation Committee determined that, for purposes of consideration of 2019 annual cash incentive awards, we achieved adjusted operating cash flow for 2019 of approximately $128 million. The committee then evaluated the individual performance during the year of each participating executive and authorized annual cash incentive awards under the Incentive Compensation Plan. In each case, the committee exercised its business judgment to apply negative discretion to authorize awards in amounts that were significantly less than the amounts available for awards. Annual cash incentive awards for 2019 were paid in February 2020. The “Non-Equity Incentive Plan Compensation” column of the 2019 Summary Compensation Table below reflects the annual cash incentive awards that our named executive officers received for 2019.

In addition to overall company performance, when considering the 2019 annual cash incentive awards paid to our named executive officers under our Incentive Compensation Plan, the Compensation Committee also considered the individual performance and accomplishments of each officer. For example, when considering the award paid to Messrs. Edwards, Woll and Roth, among the factors the committee took into consideration was each executive’s effective leadership in a challenging market and our achievement of important strategic and marketing objectives during the year, such as achieving high operating efficiency and record safety performance and securing new drilling contracts. When considering the award paid to Mr. Kornblau, the committee considered his leadership and efforts in managing our liquidity position. When considering the award paid to Mr. Roland, the committee considered his contributions and leadership in achieving positive litigation results and maintaining the company’s exemplary record of compliance.

Executive Retention Payments. The Board recognizes that it is critical to retain key company leaders who are instrumental to achieving our business and strategic plans, particularly in a depressed offshore drilling market. Consequently, in January 2017, the Board adopted the 2017 Retention Plan upon the recommendation of the Compensation Committee and made retention awards under the plan to Messrs. Edwards and Woll. In accordance with the 2017 Retention Plan, in February 2018 we paid Messrs. Edwards and Woll a lump sum retention payment in cash, and in February 2019 we paid each of them a second lump sum retention payment in cash. To qualify for the payments, the executives were required to remain actively employed by us through the respective payment date, not be on a leave (other than a legally protected leave), not be subject to any performance improvement plan and have complied with all company agreements and policies. The amounts received by the executives were:

Executive	2018 Retention Payment ($)	2019 Retention Payment ($)
Marc Edwards	1,500,000	1,500,000
Ronald Woll	750,000	750,000

As a result of the continuation of the depressed market, in June 2018 we entered into an extended retention arrangement with Mr. Woll to cover 2019 under the same general terms as the 2017 Retention Plan. Pursuant to the 2019 extended arrangement, in February 2020 we paid Mr. Woll $750,000 in a lump sum in cash.

Long-Term Stock-Based and Cash-Incentive Awards

We have structured our long-term incentive compensation to achieve an appropriate balance between rewarding performance and encouraging employee retention. Stock-based awards and long-term cash incentive awards to the named executive officers are designed to reward them for taking actions that benefit the long-term performance of our company and enhance stockholder value. Because the awards will be forfeited in most circumstances if an executive voluntarily leaves our company before the awards vest, these awards are also designed to promote the retention of our executive officers during the vesting period. As a result, these awards recognize performance over a longer term and encourage executive officers to continue their employment with us. In addition, the stock-based awards have directly linked the ultimate value of the awards to the price of our common stock. All of these elements further serve to align the executives’ interests with those of our stockholders. The Compensation Committee reviews our long-term incentive program each year to ensure that the key elements of this program continue to meet the objectives described above.

There is no pre-established policy or target for the allocation between either cash or non-cash or short-term and long-term incentive compensation; however, at executive management levels, the Compensation Committee intends for a significant portion of compensation to be performance-based and linked to longer-term incentives.

Approval and Granting Process. The Compensation Committee reviews and approves all RSU and long-term cash incentive awards made to executive officers, regardless of amount. In accordance with our Equity Plan, the Compensation Committee has granted to Mr. Edwards the authority to approve and grant to any employee, other than an executive officer, time-vesting RSUs with a grant date value of $25,000 or less, under terms that have been approved by the committee. We believe that this delegation is beneficial because it enables smaller awards to be made more efficiently, which is particularly important with respect to attracting, hiring and retaining non-executive employees. With the exception of significant promotions, new hires or unusual circumstances, we intend to make most awards of RSUs and other long-term awards to employees on April 1 of each year to enable consideration of individual and company performance from the previous year.

Award of RSUs and Long-Term Cash Incentives to Named Executive Officers in 2019. In April 2019, our Named Executive Officers were granted RSUs and long-term cash incentive awards. RSUs are contractual rights to receive shares of our common stock in the future if the applicable vesting conditions are met. RSUs were deemed by the committee to be advantageous because they align the interests of named executive officers with achievement of longer-term financial objectives that enhance stockholder value and further strengthen our link between pay and performance. The value of an RSU is equal to the market value of one share of our common stock; as a result, RSUs can be effective incentives for our superior performers to remain with the company and continue performing during periods of stock appreciation. The vesting of RSU awards can be dependent on several factors, including continued employment over a specified period and/or the attainment of specified performance targets over a specified period, which we believe further incentivizes our executive officers and aligns their interests more closely with those of our stockholders.

Half of the RSUs and long-term cash incentive awards granted to the named executive officers cliff vest in three years subject to our level of achievement of three performance goals described below, and half of the RSUs and long-term cash incentive awards will separately time-vest (half two years after the grant date and half three years after the grant date). The number of RSUs awarded to each of these officers in April 2019 was determined based on the volume-weighted average price per share of our common stock on the NYSE for the 10 consecutive trading days immediately preceding the date of grant, which we refer to as VWAP, and designated target grant date values for performance-vesting RSUs and time-vesting RSUs, as set forth below:

Name	Target Grant Date Value of Performance-Vesting RSUs ($)	Performance-Vesting RSUs Granted (#)	Grant Date Value of Time-Vesting RSUs ($)	Time-Vesting RSUs Granted (#)
Marc Edwards	875,000	82,860	875,000	82,860
Ronald Woll	181,250	17,164	181,250	17,164
Scott L. Kornblau	81,250	7,694	81,250	7,694
David L. Roland	100,000	9,470	100,000	9,470
Thomas M. Roth	81,250	7,694	81,250	7,694

The target value of performance-vesting long-term cash incentive awards and the value of time-vesting long-term cash incentive awards granted to each of the named executive officers in April 2019 were as follows:

Name	Target Value of Performance-Vesting Cash Incentives ($)	Value of Time-Vesting Cash Incentives ($)
Marc Edwards	875,000	875,000
Ronald Woll	181,250	181,250
Scott L. Kornblau	81,250	81,250
David L. Roland	100,000	100,000
Thomas M. Roth	81,250	81,250

The performance-vesting awards cliff vest in three years subject to our level of achievement of the following three equally-weighted performance goals: (i) a specified average target ratio of Adjusted Operating Cash Flow to Adjusted Net PP&E (as such terms are defined below) for each of 2019, 2020 and 2021, (ii) a specified level of average annual rig efficiency for each of 2019, 2020 and 2021 and (iii) a specified amount of added cumulative contract backlog during 2019, 2020 and 2021, provided that the Compensation Committee has the authority to make equitable adjustments to the performance goals or the calculation of the performance goals in recognition of unusual or non-recurring events affecting the company or its financial statements, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles or any other unusual transaction, event or condition.

Unless otherwise determined by the Compensation Committee, the level of achievement against the performance goals shall govern the number of performance-vesting RSUs and amount of performance-vesting long-term cash incentive awards that is eligible to vest based on the schedule in the table below, subject to the negative discretion of the Compensation Committee to reduce or eliminate the amount of the award that would otherwise be eligible to vest and based upon a target of 100% of performance goal achievement:

Average Performance Level	Average Percentage Credit Towards Performance Goals	Percent of Target Eligible to Vest
Below Threshold	Less than 50%	0%
Threshold	50%	67%
Target	100%	100%
Maximum	150% or greater	133%

In the event of performance falling between the levels stated above, linear interpolation will be applied to determine the amount of the award eligible to vest.

For purposes of the performance-vesting RSU awards and performance-vesting long-term cash incentive awards granted in 2019:

•

“Adjusted Operating Cash Flow” means, for any calendar year, on a consolidated basis, the amount of net cash provided by or used in operating activities, determined in accordance with GAAP for such year, excluding net cash interest for such year and excluding the negative financial impact in such year of any transaction entered into by us with any customer that has the effect of reducing the amount of Adjusted Operating Cash Flow during the performance period in exchange for a commensurate material benefit to be received by us, such as a “blend and extend” transaction; and

•

“Adjusted Net PP&E” means, at any date of determination, on a consolidated basis, an amount equal to the net book value of all property, plant and equipment (including land, mineral rights, buildings, structures, machinery and equipment), determined in accordance with GAAP, plus an amount equal to the net book value of all property, plant and equipment (including land, mineral rights, buildings, structures, machinery and equipment) classified on our consolidated balance sheet as held for sale, as determined in accordance with GAAP, in each case excluding, over the elapsed portion of the performance period to the date of such determination, (i) the effects of any impairment of assets and (ii) the net book value added to or removed from net property, plant and equipment or assets held for sale as a result of any asset acquired or sold during such period.

As an additional condition to the vesting of RSUs and long-term cash incentive awards granted to him in 2019, Mr. Edwards is required to remain our employee through the vesting date, except as follows:

•

Upon Mr. Edwards’ termination without “Cause” or for “Good Reason” on or after April 1, 2021, he will receive 50% of his performance-vesting RSUs and performance-vesting long-term cash incentive award that eventually vest upon attainment of the performance goals after the end of the 3-year performance period;

•

Upon Mr. Edwards’ termination on account of death or disability, the unvested portions of his time-vesting awards will become fully vested and automatically vest and he will receive all awards that eventually vest upon attainment of the performance goals after the end of the 3-year performance period;

•

Upon retirement at age 63 or older before the end of the 3-year performance period, Mr. Edwards will receive a pro rata portion of his performance-vesting RSUs and performance-vesting long-term cash incentive award that eventually vest upon attainment of the performance goals after the end of the 3-year performance period; and

•

Upon Mr. Edwards’ termination for any other reason (other than for “Cause”), including voluntary resignation, on or after April 1, 2021, he will receive 20% of his RSUs and long-term cash incentive awards that eventually vest upon attainment of the performance goals after the end of the 3-year performance period.

Under Mr. Edwards’ RSU award agreement and long-term cash incentive award agreement:

•

“Cause” means any of the following events: (i) conviction for committing a felony; (ii) dishonesty in the course of fulfilling employment duties; (iii) willful and deliberate failure to perform employment duties in any material respect; or (iv) such other events as shall be determined in good faith by the Board; and

•

“Good Reason” means any of the following events: (i) the assignment of duties that are materially inconsistent with his position (including his status, offices, titles and reporting relationships), authority, duties or responsibilities; (ii) actions by us that have resulted in a substantial diminution in his position, authority, duties or responsibilities; (iii) a substantial breach by us of any material obligation to him as our employee; (iv) any failure to maintain him as President and CEO prior to the vesting date; (v) any reduction in base salary or target annual bonus opportunity prior to the vesting date; (vi) any failure by us to nominate him as a director at each election prior to the vesting date; or (vii) any failure by us to obtain the assumption in writing of our obligation to perform the award agreement by any successor to all or substantially all of our business or assets after a merger, consolidation, sale or similar transaction, in each case subject to a 30-day cure period.

As an additional condition to the vesting of RSUs and long-term cash incentive awards granted to our four non-CEO named executive officers in April 2019, the officers are required to remain employed by us through the vesting date, except as follows:

•

Upon termination without “Cause” on or after April 1, 2021, the officer will receive 50% of his performance-vesting RSUs and performance-vesting long-term cash incentive award that eventually vest upon attainment of the performance goals after the end of the 3-year performance period;

•

Upon termination on account of death or disability, the unvested portions of time-vesting awards will become fully vested and automatically vest and the officer will receive all awards that eventually vest upon attainment of the performance goals after the end of the 3-year performance period; and

•

Upon retirement at age 63 or older before the end of the 3-year performance period, the officer will receive a pro rata portion of his performance-vesting RSUs and performance-vesting long-term cash incentive award that eventually vest upon attainment of the performance goals after the end of the 3-year performance period.

“Cause” is defined for our four non-CEO named executive officers the same as it is defined under Mr. Edwards’ RSU award agreement and long-term cash incentive award agreement as described above.

The RSUs do not have voting rights. We reserve the right to settle any vested RSU by cash payment in lieu of stock. In accordance with his RSU award agreement, upon our payment of any cash or stock dividend in respect of our common stock prior to vesting of an RSU award, Mr. Edwards will be credited with a number of additional RSUs based upon the amount of the dividend that would be payable with respect to shares underlying the RSUs outstanding on the record date for such dividend (based on the target number of RSUs), subject to the same vesting schedule and conditions as the original RSUs to which they are attributable. If we pay a special cash dividend in respect of our common stock prior to vesting of an RSU award, each of our four non-CEO named executive officers will be credited with a dollar amount equal to the special cash dividend multiplied by the total number of his unvested RSUs that are outstanding on the record date for the dividend (based on the target number of RSUs with respect to performance-vesting RSUs). Any dividend equivalent rights credited as described in the foregoing sentence are payable in cash and are subject to the same vesting, payment and other terms, conditions and restrictions as the original RSUs to which they relate. No crediting of dividend equivalent rights will be made to our four non-CEO named executive officers with respect to any regular or ordinary cash dividends. We did not declare any dividends during 2019.

The RSU and long-term cash incentive award agreements also obligate each named executive officer to comply with certain restrictive covenants, including obligations of confidentiality, a prohibition on solicitation of our employees for a period of two years after termination of employment and a prohibition on competition for a period of one year after termination of employment.

Performance‐Vesting RSUs Realized for the Performance Period Ending in 2019. The performance-vesting RSUs that were granted by the Compensation Committee to our named executive officers in April 2017 for the three-year performance period beginning January 1, 2017 and ending December 31, 2019 vested on February 13, 2020 upon determination of the level of attainment of the performance goals and the number of RSUs eligible to vest. These RSUs cliff vested subject to our level of achievement of a target average ratio of 4.9% of Adjusted EBITDA (as defined in the applicable grant agreement) to Adjusted Net PP&E (as defined above) for each of 2017, 2018 and 2019, subject to the negative discretion of the Compensation Committee to reduce the number of the RSUs that would otherwise be eligible to vest. Following the end of the performance period, the Compensation Committee evaluated our company’s performance for the three-year period and determined performance to be 5.6%, which was above the target. After giving effect to the committee’s exercise of negative discretion with respect to each such award, the committee determined to vest the RSUs at target level and the following number of performance-vesting RSUs vested for each named executive officer: Mr. Edwards 220,681 RSUs; Mr. Woll 22,699 RSUs; Mr. Kornblau 3,783 RSUs; Mr. Roland 12,295 RSUs; and Mr. Roth 12,295 RSUs.

Changes to our Long-Term Incentive Program for 2020. As described above, the offshore drilling market has experienced a sharp and lengthy decline that has adversely affected our financial condition, results of operations and cash flows, resulting in a substantial decline in our stock price. As a result, the Compensation Committee has concluded that our equity-based compensation programs have become ineffective in achieving their intended reward, retention and incentive goals. In January 2020, the Compensation Committee engaged FW Cook to provide advice to the committee regarding our executive and non-employee director compensation programs. As part of its analysis and evaluation, the committee considered the results of the independent analysis completed by FW Cook, which included a review of employee compensation trends and data from comparable companies and also included advice and recommendations for restructuring our long- and short-term incentive programs to more effectively promote retention and incentives in this protracted, depressed market environment.

Pursuant to this compensation review process, and after considering FW Cook’s advice and recommendations to render our long-term incentive program more effective, during the first quarter of 2020 the committee approved the following changes to our long-term incentive program for 2020:

•

Executive officers will be granted long-term cash incentive awards in 2020, 25% of which cliff vest in two years subject to our level of achievement of three two-year performance goals described below, and 75% of which time-vest (half of the time-vesting cash incentive awards vest one year after the grant date and half vest two years after the grant date).
•	The performance-vesting cash incentive awards cliff vest based on performance against the following two-year metrics:
o	a target amount of added backlog;
o	a target level of rig operational efficiency; and
o	organizational transformation measured by target reductions in office overhead expense.
•	No RSUs or other equity-based award will be awarded to our executive officers in 2020.

Personal Benefits, Perquisites and Employee Benefits

We do not offer many perquisites traditionally offered to executives of similarly-sized companies. Perquisites and any other similar personal benefits generally offered to our executive officers are substantially the same as those generally available on a non-discriminatory basis to all of our full-time salaried employees, such as medical and dental insurance, life insurance, disability insurance, a 401(k) plan with a company match and other customary employee benefits. We make contributions for group term life insurance, spouse/dependent life insurance, and long-term disability insurance for our employees, including our named executive officers, as indicated in the 2019 Summary Compensation Table below. Business-related relocation benefits may be reimbursed on a case-by-case basis.

We maintain a defined contribution plan (which we refer to as our Retirement Plan) designed to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended (which, together with the regulations promulgated thereunder, we refer to as the Code). Pursuant to our Retirement Plan, in 2019 we matched 100% of the first 5% of each participant’s compensation contributed. In addition, under our Amended and Restated Supplemental Executive Retirement Plan (which we refer to as our SERP), we contribute to participants any portion of the applicable percentage of the base salary contribution and the matching contribution that cannot be contributed under the Retirement Plan because of the limitations within the Code. Participants in this plan are a select group of our management or highly compensated employees, including the named executive officers, and are fully vested in all amounts paid into the plan.

Indemnification of Directors and Executive Officers

Our Bylaws provide certain rights of indemnification to our directors and employees (including our executive officers) in connection with legal actions brought against them by reason of the fact that they are or were a director, officer, employee or agent of our company, to the fullest extent permitted by law. As discussed below, we have also entered into an employment agreement with Mr. Edwards that requires us to indemnify him to the fullest extent permitted by our Certificate of Incorporation and Bylaws.  The agreement also requires us to provide Mr. Edwards with coverage under our directors’ and officers’ liability insurance policies.

Risk Management Considerations

Our Compensation Committee has concluded that the company’s compensation program does not encourage excessive or inappropriate risk-taking. Several elements of our compensation program are designed to promote the creation of long-term value and thereby discourage behavior that leads to excessive risk:

•

Our compensation program consisted of both fixed and variable compensation. The fixed (or salary) portion was designed to provide a steady income regardless of our stock performance, in part so that executives do not focus exclusively on stock performance to the detriment of other important business metrics. The variable (annual cash incentive, long-term cash incentive and equity award) portions of compensation were designed to reward both short-term and long-term corporate performance. We believe that the variable elements of compensation are a sufficient percentage of overall compensation to motivate executives to produce positive short- and long-term corporate results, while the fixed element is also sufficiently high such that executives are not encouraged to take unnecessary or excessive risks.

•

Executives have received a significant portion of their compensation in the form of equity and long-term cash incentive awards, which discourages them from making short-term decisions that may result in long-term harm to the organization.

•

A significant portion of the RSUs and long-term cash incentives awarded to our named executive officers cliff vest after a multi-year performance period from the date of grant, encouraging executives to focus on long-term financial results and appreciation in equity values. Likewise, time-vesting RSUs and long-term cash incentive awards have vested over 2-year and 3-year periods from the date of grant.

•

Our Compensation Committee has regularly retained the discretion to decrease the value of performance-vesting equity and cash incentive awards received by executive officers, and historically has regularly exercised negative discretion to reduce awards.

•

The financial metrics used to determine the amount eligible to vest of an executive’s annual cash incentive award, performance-vesting long-term cash incentive award and performance-vesting RSUs are measures the Compensation Committee believes contribute to long-term stockholder value. Moreover, the committee attempts to set ranges for these measures that encourage success without encouraging excessive risk taking to achieve short-term results. In addition, the overall maximum annual cash incentive award for each participating named executive officer other than our CEO cannot exceed 100% of the executive’s base salary, and the annual cash incentive award for Mr. Edwards for 2019 could not exceed $2,500,000 (250% of his base salary), in each case no matter how much the company’s financial performance exceeds the ranges established at the beginning of the year. Likewise, the number of performance-vesting RSUs and the value of performance-vesting long-term cash incentive awards that may become eligible for vesting is capped at 133% of the grant date value, regardless of our financial performance.

•

We have strict internal controls over the measurement and calculation of the metrics used in determining the executives’ cash incentive awards and the vesting of RSUs, designed to prevent the metrics from being susceptible to manipulation by any employee, including our executives.

•

We maintain a policy that prohibits our named executive officers from engaging in any pledging, hedging or short sale transactions related to our stock or our other equity securities. See “Election of Directors — Prohibitions Against Hedging and Pledging” above.

Employment Agreements

We do not have employment agreements with any of our named executive officers except for Marc Edwards. In connection with his hire as our CEO, in 2014 we entered into an employment agreement with Mr. Edwards that commenced in March 2014 and continued until December 31, 2016, when the agreement expired by its terms. Mr. Edwards’ agreement was not extended or renewed after it expired, and he continued his employment as our CEO without an employment agreement in effect until March 20, 2020, when we entered into a new employment agreement with Mr. Edwards.

Mr. Edwards’ employment agreement has a term of three years commencing on March 20, 2020. The agreement specifies an annual base salary of $1,000,000. Mr. Edwards is also entitled to receive an annual incentive cash award with a target amount of $1,500,000, subject to the attainment of certain performance goals and subject further to the negative discretion of our Compensation Committee. In addition, the agreement provides that each calendar year Mr. Edwards will be granted a long-term incentive award with a target grant date fair value of not less than $3,500,000, which may be in the form of cash, RSUs or other equity-based awards, subject to the achievement of applicable performance goals, periodic vesting requirements, the negative discretion of the Compensation Committee and continued employment (except as noted below).

Under the employment agreement, Mr. Edwards is entitled to certain severance payments if his employment is terminated under specified circumstances. Specifically, if Mr. Edwards’ employment is terminated as a result of his death or permanent disability, in addition to the benefits executive employees receive generally (including unpaid base salary through the termination date, unpaid annual bonus for a completed performance year and unpaid amounts under applicable plans, policies and programs), Mr. Edwards would be entitled to:

•

Except as otherwise provided in the applicable award agreements, full vesting of all long-term incentive awards with respect to which the applicable performance goals have been achieved and which are subject only to the condition of continued employment and pro-rata vesting of long-term incentive awards outstanding and subject to the achievement of performance goals at the date of termination, subject to and based upon the achievement of the applicable performance goals; and

•	Pro rata payment of the annual bonus as if there has been achievement of 100% of the specified performance target.

The employment agreement provides that we can terminate the agreement for “Cause” if Mr. Edwards (i) is convicted of, or pleads guilty or nolo contendere to, a felony; or (ii) engages in conduct constituting either (x) a material and willful breach of the agreement, (y) willful, or reckless, material misconduct in the performance of his duties or (z) willful, habitual neglect of his material duties; provided, however, that for purposes of clauses (ii)(y) and (ii)(z) above, Cause does not include any act or omission believed by Mr. Edwards in good faith to have been in or not opposed to the interest of the company (without any intent by him to gain, directly or indirectly, a profit to which he would not be legally entitled). The agreement also provides that Mr. Edwards can terminate the agreement for “Good Reason” upon the occurrence of any of the following events, without Mr. Edwards’ prior written consent and without cure by our company (following written notice of such event from Mr. Edwards): (i) the assignment to Mr. Edwards of duties that are materially inconsistent with his position (including his status, offices, titles and reporting relationships), authority, duties or responsibilities; (ii) actions by the company that result in a substantial diminution in his position, authority, duties or responsibilities; (iii) a substantial breach by the company of any material obligation to Mr. Edwards under the employment agreement; (iv) any failure to elect or appoint him as President and CEO or to maintain him in such position throughout the term of the employment agreement; (v) any reduction in base salary or target annual bonus opportunity from the amounts set forth in the employment agreement; (vi) any failure by the company to nominate him as a director at each election in which his Board seat is up for election or reelection as applicable; or (vii) any failure of the company to obtain the assumption in writing of its obligation to perform the employment agreement by any successor to all or substantially all of the business or assets of the company after a merger, consolidation, sale or similar transaction.

Under the employment agreement, if we terminate Mr. Edwards without Cause, or if he terminates his employment for Good Reason (other than within the three months preceding or 12 months following a “change in control” as defined in his employment agreement), in addition to such benefits executive employees receive generally, Mr. Edwards will be entitled to:

•	A pro-rata annual bonus for the year in which the termination occurs, based on actual performance for such year;
•	Separation payments of $208,333 per month through the end of the then-scheduled term of the employment agreement, but in any event not less than 12 and not more than 24 such payments;
•

Except as otherwise provided in the applicable award agreements, full vesting of any long-term incentive awards with respect to which the applicable performance goals have been achieved or are not required and which are subject only to the condition of continued employment and continued eligibility for vesting of long-term incentive awards outstanding and subject to the achievement of performance goals at the date of termination, subject to and based upon the achievement of the applicable performance goals;

•	Continued participation for him and his dependents in our group medical plan for 24 months; and
•	Customary outplacement services commensurate with his position, not to exceed 12 months or $25,000.

If, during the term of the employment agreement and within the three months preceding or 12 months following a change in control, we terminate Mr. Edwards’s employment without Cause or Mr. Edwards terminates his employment for Good Reason, then instead of the monthly separation payments described above, Mr. Edwards will be entitled to receive a lump-sum payment equal to two times the sum of (x) his annual base salary, (y) his target annual bonus opportunity and (z) his target long-term incentive award opportunity.  No severance is payable upon the termination of employment for Cause or a voluntary termination by Mr. Edwards without Good Reason.

As a condition to receiving these severance payments and benefits, Mr. Edwards is required to enter into a release of claims as provided in his employment agreement. In his agreement, Mr. Edwards agrees not to compete against us for a period of one year after his employment ends and agrees not to solicit for employment any of our employees for a period of two years after his employment ends. The employment agreement also contains provisions relating to protection of our confidential information and intellectual property. The employment agreement requires us to indemnify Mr. Edwards to the fullest extent permitted by our Certificate of Incorporation and Bylaws and requires us to provide Mr. Edwards with coverage under our directors’ and officers’ liability insurance policies.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management of the company. Based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Paul G. Gaffney II, Chairman

Anatol Feygin

Edward Grebow

EXECUTIVE COMPENSATION

2019 Summary Compensation Table

The following table summarizes the compensation of our named executive officers for 2019, using the disclosure rules required by the SEC. When our previous CFO resigned, Mr. Kornblau, our then-Vice President and Treasurer, was appointed as our acting CFO on December 1, 2017, and was promoted to Senior Vice President and Chief Financial Officer on July 1, 2018.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Marc Edwards	2019	1,000,000	1,500,000	1,738,403	1,500,000	65,640	5,804,043
President and CEO	2018	1,000,000	1,500,000	1,669,349	1,500,000	62,734	5,732,083
	2017	1,000,000	--	3,665,511	1,500,000	61,421	6,226,932

Ronald Woll	2019	515,630	750,000	360,101	360,900	34,810	2,021,441
Executive Vice President and Chief Commercial Officer	2018	435,435	750,000	286,178	261,300	30,660	1,763,573
	2017	435,435	--	628,373	261,300	29,790	1,354,898

Scott L. Kornblau	2019	410,000	--	161,420	205,000	27,522	803,942
Senior Vice President and CFO	2018	424,850	--	165,646	205,000	22,274	817,770
	2017	252,700	--	104,726	89,100	19,093	465,619

David L. Roland	2019	405,600	--	198,681	202,800	28,095	835,176
Senior Vice President, General Counsel and Secretary	2018	405,600	--	190,790	202,800	28,065	827,255
	2017	405,600	--	340,372	156,000	27,849	929,821

Thomas M. Roth	2019	410,000	--	161,420	205,000	27,888	804,308
Senior Vice President - Worldwide Operations	2018	410,000	--	155,014	205,000	27,608	797,622
	2017	410,000	--	340,372	205,000	27,428	982,800

Notes to 2019 Summary Compensation Table

Salary Column. In recognition of Mr. Kornblau’s increased duties and responsibilities as acting CFO from December 1, 2017 until he was promoted to Senior Vice President and CFO on July 1, 2018, Mr. Kornblau received a supplemental payment of $17,000 per month that he served in such capacity. Mr. Kornblau’s salary reported for 2018 and 2017 includes a supplemental salary payment of $102,000 and $17,000, respectively. For a discussion of the relative mix of compensation received by our named executive officers during 2019, see “Compensation Discussion and Analysis — Long‐Term Stock‐Based and Cash‐Incentive Awards” above.

Bonus Column. The amounts shown in the “Bonus” column consist of lump sum retention payments earned and paid in February 2018 and February 2019 pursuant to our 2017 Retention Plan.

Stock Awards Column. All amounts in the “Stock Awards” column reflect the grant-date fair value of RSUs (excluding any impact of assumed forfeiture rates) awarded under our Equity Plan, computed in accordance with FASB ASC Topic 718. For a description of the rights and terms of the RSUs granted in 2019, see “Compensation Discussion and Analysis — Long-Term Stock-Based and Cash-Incentive Awards” above.

The grants and awards to our named executive officers under our Equity Plan in 2019 are described in the 2019 Grants of Plan-Based Awards table below. In addition, the amounts shown under “Stock Awards” for 2018 and 2017 represent the grant date fair value of RSUs granted to the named executive officer on April 1, 2018 (and, with respect to Mr. Kornblau, on July 1, 2018) and April 1, 2017, respectively, as applicable. In each case, a target number of performance-vesting RSUs was granted to the named executive officer, determined based on a target grant date value and the VWAP. In addition, a number of time-vesting RSUs was granted to named executive officers other than Mr. Edwards, determined based on a grant date value and the VWAP.

The number of RSUs awarded to each of the named executive officers in 2018 is set forth below:

Name	Target Grant Date Value of Performance-Vesting RSUs ($)	Performance-Vesting RSUs Granted (#)	Grant Date Value of Time-Vesting RSUs ($)	Time-Vesting RSUs Granted (#)
Marc Edwards	1,750,000	115,207	--	--
Ronald Woll	180,000	11,850	120,000	7,900
Scott L. Kornblau	97,500	5,624	65,000	3,750
David L. Roland	120,000	7,900	80,000	5,267
Thomas M. Roth	97,500	6,419	65,000	4,279

The number of RSUs awarded to each of the named executive officers in April 2017 is set forth below:

Name	Target Grant Date Value of Performance-Vesting RSUs ($)	Performance-Vesting RSUs Granted (#)	Grant Date Value of Time-Vesting RSUs ($)	Time-Vesting RSUs Granted (#)
Marc Edwards	3,500,000	220,681	--	--
Ronald Woll	360,000	22,699	240,000	15,132
Scott L. Kornblau	60,000	3,783	40,000	2,522
David L. Roland	195,000	12,295	130,000	8,197
Thomas M. Roth	195,000	12,295	130,000	8,197

The performance-vesting RSUs awarded to Mr. Edwards and the other named executive officers during 2018 and 2017 cliff vest in three years upon the attainment of the three-year financial performance goal specified in their respective award agreements. Half of the time-vesting RSUs granted to the named executive officers during 2019, 2018 and 2017 vest two years after the grant date and half vest three years after the grant date. In all cases, the RSUs are subject to forfeiture if the applicable vesting conditions are not met.

Under the terms of the RSU award agreements for the performance-vesting RSUs awarded to each named executive officer in 2019, 2018 and 2017, the maximum number of performance-vesting RSUs that could vest regardless of how far our company exceeded the applicable performance goals, and the grant-date value of the awards of performance-vesting RSUs to each named executive officer in 2019, 2018 and 2017 assuming the highest level of performance conditions were achieved and the maximum number of performance-vesting RSUs would vest, would have been as set forth in the table below:

	Maximum Number of Performance-Vesting RSUs that Could Vest (#)			Grant-Date Value of Maximum Number of Performance-Vesting RSUs that Could Vest ($)
Name	2019	2018	2017	2019	2018	2017
Marc Edwards	110,204	153,225	293,506	1,156,040	2,220,230	4,875,135
Ronald Woll	22,828	15,761	30,190	239,466	228,377	501,456
Scott L. Kornblau	10,233	7,479	5,031	107,344	132,159	83,565
David L. Roland	12,595	10,507	16,352	132,122	152,246	271,607
Thomas M. Roth	10,233	8,537	16,352	107,344	123,701	271,607

For a discussion of the valuation assumptions for the RSU awards, see Note 5, Stock‐Based Compensation, to our audited consolidated financial statements for the fiscal year ended December 31, 2019 included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which has been filed with the SEC.

Non-Equity Incentive Plan Compensation Column. All payments of annual cash incentive awards reported for 2019 were made in February 2020 regarding the 2019 fiscal year and were earned and paid pursuant to our Incentive Compensation Plan.

See “Compensation Discussion and Analysis - Long-Term Stock-Based and Cash-Incentive Awards” for a description of long-term cash incentive awards granted to named executive officers in 2019.

All Other Compensation Column. The amounts shown in the “All Other Compensation” column consist of the following:

2019 All Other Compensation Table

Name	Retirement Plan Matching ($)	Insurance ($)	SERP ($)	Total ($)
Marc Edwards	14,000	7,886	43,754	65,640
Ronald Woll	14,000	7,886	12,924	34,810
Scott L. Kornblau	14,000	6,922	6,600	27,522
David L. Roland	14,000	6,861	7,234	28,095
Thomas M. Roth	14,000	6,922	6,966	27,888

Under our SERP, we contribute to participants any portion of the applicable percentage of the base salary contribution and the matching contribution that cannot be contributed under the Retirement Plan because of the limitations within the Code. Participants in this plan are fully vested in all amounts paid into the plan. The following table summarizes 2019 nonqualified deferred compensation of our named executive officers under our SERP.

2019 Nonqualified Deferred Compensation

Name	Registrant Contributions in 2019 ($)(1)	Aggregate Earnings in 2019 ($)(2)	Aggregate Balance at December 31, 2019 ($)(3)
Marc Edwards	36,000	7,754	277,367
Ronald Woll	11,782	1,143	46,835
Scott L. Kornblau	6,500	100	8,994
David L. Roland	6,280	954	36,653
Thomas M. Roth	6,500	466	20,921

___________

(1)

These amounts represent our contributions under our SERP. Our contributions under this plan are further described in our “Compensation Discussion and Analysis” above under the heading “Personal Benefits, Perquisites and Employee Benefits.” These contributions are also included in the “All Other Compensation” column of the 2019 Summary Compensation Table and in the “SERP” column of the 2019 All Other Compensation Table.

(2)

These amounts represent interest earned on contributions under our SERP. These amounts are also included in the “All Other Compensation” column of the 2019 Summary Compensation Table and in the “SERP” column of the 2019 All Other Compensation Table. These earnings were calculated by applying a fixed interest rate based on the annual yield on 10-year U.S. Treasury Securities to current year and deferred contributions.

(3)

These amounts represent the aggregate balance as of December 31, 2019 for each of the named executive officers pursuant to our SERP. The deferred balances related to our SERP were reported in the Summary Compensation Table in each contribution year.

Potential Payments Upon Termination or Change in Control

Under the terms of our compensation plans and award agreements, our named executive officers are entitled to certain payments and benefits upon the occurrence of specified events, including termination of employment. The following summaries and tables describe the specific terms of these arrangements and the estimated potential payments payable to each of our named executive officers upon termination of employment under our stock plans and other compensation programs as if his employment had terminated for these reasons on December 31, 2019. As of such date, we did not have any plans, programs or agreements under which the named executive officers would have been entitled to receive either a severance payment or a payment triggered by a change in control of our company. For purposes of the following summaries, dollar amounts are estimates based on annual base salary as of December 31, 2019, benefits paid to the named executive officer in fiscal year 2019 and RSU and cash incentive holdings of the named executive officer as of December 31, 2019. The actual amounts to be paid to the named executive officers can only be determined at the time of each executive’s separation from the company.

In addition to the amounts in the below summaries, if the named executive officer resigns or his employment is terminated for any reason, he may be paid for his unused vacation days. The summaries assume that there is no earned but unpaid base salary or unpaid business expense reimbursements as of the time of termination.

The amounts of potential future payments and benefits as set forth in the tables below, and the descriptions of the assumptions upon which such future payments and benefits are based and derived, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are estimates of payments and benefits to certain of our executives upon their termination of employment, and actual payments and benefits may vary materially from these estimates. Actual amounts can only be determined at the time of such executive’s actual separation from our company. Factors that could affect these amounts and assumptions include, among others, the timing during the year of any such event, our company’s stock price, unforeseen future changes in our company’s benefits and compensation methodology, the age of the executive and the circumstances of the executive’s termination of employment.

Marc Edwards

In April 2017, Mr. Edwards was awarded a target number of 220,681 performance-vesting RSUs that cliff vest in three years subject to our level of achievement towards a specified performance target for each of 2017, 2018 and 2019. As an additional condition to the vesting of the RSUs awarded to him in 2017, Mr. Edwards is required to remain our employee through the vesting date, except as follows:

•

Upon Mr. Edwards’ termination without “Cause” or for “Good Reason” on or after April 1, 2019, he will receive 50% of his RSUs that eventually vest upon attainment of the performance goals after the end of the 3-year performance period; and

•

Upon termination of Mr. Edwards’ employment for any other reason (other than for “Cause”), including voluntary resignation, on or after April 1, 2019, he will receive 20% of his RSUs that eventually vest upon attainment of the performance goals after the end of the 3-year performance period.

In April 2018, Mr. Edwards was awarded a target number of 115,207 performance-vesting RSUs and a performance-vesting long-term cash incentive award with a target value of $1,750,000, each of which awards cliff vest in three years subject to our level of achievement towards a specified performance target for each of 2018, 2019 and 2020. As an additional condition to the vesting of the RSUs and long-term cash incentive award granted to him in 2018, Mr. Edwards is required to remain our employee through the vesting date, except as follows:

•

Upon Mr. Edwards’ termination without “Cause” or for “Good Reason” on or after April 1, 2020, he will receive 50% of his RSUs and long-term cash incentive award that eventually vest upon attainment of the performance goals after the end of the 3-year performance period; and

•

Upon termination of Mr. Edwards’ employment for any other reason (other than for “Cause”), including voluntary resignation, on or after April 1, 2020, he will receive 20% of his RSUs and long-term cash incentive award that eventually vest upon attainment of the performance goals after the end of the 3-year performance period.

In April 2019, Mr. Edwards was awarded 82,860 time-vesting RSUs, an amount of $875,000 under a time-vesting long-term cash incentive award, a target number of 82,860 performance-vesting RSUs and a target amount of $875,000 under a performance-vesting long-term cash incentive award. The performance-vesting RSUs and long-term cash incentive award cliff vest in three years subject to our level of achievement towards specified performance targets for each of 2019, 2020 and 2021. As an additional condition to the vesting of the RSUs and long-term cash incentive award granted to him in 2019, Mr. Edwards is required to remain our employee through the vesting date, except as follows:

•

Upon Mr. Edwards’ termination without “Cause” or for “Good Reason” on or after April 1, 2021, he will receive 50% of his performance-vesting RSUs and performance-vesting long-term cash incentive award that eventually vest upon attainment of the performance goals after the end of the 3-year performance period;

•

Upon Mr. Edwards’ termination on account of death or disability, the unvested portions of his time-vesting awards will become fully vested and automatically vest and he will receive all awards that eventually vest upon attainment of the performance goals after the end of the 3-year performance period; and

•

Upon Mr. Edwards’ termination for any other reason (other than for “Cause”), including voluntary resignation, on or after April 1, 2021, he will receive 20% of his RSUs and long-term cash incentive awards that eventually vest upon attainment of the performance goals after the end of the 3-year performance period.

Under our Incentive Compensation Plan, subject to the terms of any grant agreement for long-term cash incentive awards, participants who cease to be employed by us before the end of a performance period due to retirement (defined in the plan as termination without cause at age 60 or older), death or disability are eligible to receive an annual cash incentive award that is prorated to the employment termination date but based upon the actual performance for the entire performance period.

Assuming Mr. Edwards’ employment was terminated under each of these circumstances on December 31, 2019, his payments and benefits would have had an estimated value as follows (less applicable withholding taxes):

Marc Edwards Executive Benefits & Payments	Termination for Good Reason or Without Cause ($)	Termination for Death or Disability ($)	Termination for Cause ($)	Other Voluntary Termination ($)(1)
Annual Cash Incentive (2)	--	1,500,000	--	--
Accelerated RSUs (3)	793,345	1,508,865	--	317,338
Accelerated LT Cash Incentive (4)	--	1,750,000	--	--
SERP	277,367	277,367	277,367	277,367
Total	1,070,712	5,036,232	277,367	594,705

____________

(1)	The above table does not include a scenario for termination due to retirement because, as of December 31, 2019, Mr. Edwards was not yet retirement-eligible under our policies and plans.

(2)

The actual annual cash incentive award payment that Mr. Edwards would be entitled to receive upon his termination may be different from the estimated amount included in the above table, depending on the achievement of payment criteria under the Incentive Compensation Plan.

(3)

The value of the RSUs that would accelerate and fully vest in the event of the termination of employment without Cause or for Good Reason was calculated by multiplying 110,340 unvested RSUs by $7.19 (the closing price per share of our common stock on December 31, 2019, as reported on the NYSE). The value of the RSUs that would accelerate and fully vest in the event of death or disability was calculated by multiplying 209,856 unvested RSUs by $7.19. The value of the RSUs that would accelerate and fully vest in the event of voluntary termination of employment was calculated by multiplying 44,136 unvested RSUs by $7.19. The amounts shown are based on the estimated number of RSUs that would have vested assuming achievement of the target level of performance.

(4)

The amount shown includes the unvested portion of the April 2019 time-vesting long-term cash incentive award and the estimated April 2019 performance-vesting long-term cash incentive award that would have vested after the end of the 3-year performance period assuming achievement of the target level of performance.

Other Named Executive Officers

In April 2017, each of Messrs. Woll, Kornblau, Roland and Roth was awarded time-vesting RSUs and a target number of RSUs that cliff vest in three years subject to our level of achievement towards a specified performance target for each of 2017, 2018 and 2019. In April 2018, each of those executives was awarded time-vesting RSUs, a time-vesting long-term cash incentive award and a target number of performance-vesting RSUs and target amount under a performance-vesting long-term cash incentive award, which cliff vest in three years subject to our level of achievement towards a specified performance target for each of 2018, 2019 and 2020. In April 2019, each of those executives was awarded time-vesting RSUs, a time-vesting long-term cash incentive award, a target number of performance-vesting RSUs and a target amount under a performance-vesting long-term cash incentive award. The performance-vesting RSUs and long-term cash incentive award cliff vest in three years subject to our level of achievement towards specified performance targets for each of 2019, 2020 and 2021.

As an additional condition to the vesting of the RSUs awarded in April 2017, the respective recipient is required to remain our employee through the vesting date, except as follows:

•

Upon termination without “Cause” on or after April 1, 2019, the officer will receive 50% of his performance-vesting RSUs that eventually vest upon attainment of the performance goals after the end of the 3-year performance period; and

•

Upon retirement at age 63 or older before the end of the 3-year performance period, the officer will receive a pro rata portion of his performance-vesting RSUs that eventually vest upon attainment of the performance goals after the end of the 3-year performance period.

As an additional condition to the vesting of the RSUs and long-term cash incentives awarded in April 2018, the respective recipient is required to remain our employee through the vesting date, except as follows:

•

Upon termination without “Cause” on or after April 1, 2020, the officer will receive 50% of his performance-vesting RSUs and performance-vesting long-term cash incentive award that eventually vest upon attainment of the performance goals after the end of the 3-year performance period; and

•

Upon retirement at age 63 or older before the end of the 3-year performance period, the officer will receive a pro rata portion of his performance-vesting RSUs and performance-vesting long-term cash incentive award that eventually vest upon attainment of the performance goals after the end of the 3-year performance period.

As an additional condition to the vesting of the RSUs and long-term cash incentives awarded in April 2019, the respective recipient is required to remain our employee through the vesting date, except as follows:

•

Upon termination without “Cause” on or after April 1, 2021, the officer will receive 50% of his performance-vesting RSUs and performance-vesting long-term cash incentive award that eventually vest upon attainment of the performance goals after the end of the 3-year performance period;

•

Upon termination on account of death or disability, the unvested portions of time-vesting awards will become fully vested and automatically vest and the officer will receive all awards that eventually vest upon attainment of the performance goals after the end of the 3-year performance period; and

•

Upon retirement at age 63 or older before the end of the 3-year performance period, the officer will receive a pro rata portion of his performance-vesting RSUs and performance-vesting long-term cash incentive award that eventually vest upon attainment of the performance goals after the end of the 3-year performance period.

In connection with his promotion to CFO, in July 2018 Mr. Kornblau was awarded additional time-vesting RSUs and time-vesting long-term cash incentives, a target number of performance-vesting RSUs and a target amount under a performance-vesting long-term cash incentive award. The performance-vesting RSUs and long-term cash incentive award cliff vest subject to our level of achievement towards a specified performance target for each of 2018, 2019 and 2020. As an additional condition to the vesting of RSUs and long-term cash incentives awarded to Mr. Kornblau in July 2018, Mr. Kornblau is required to remain employed by us through the vesting date, except that upon termination without “Cause” on or after July 1, 2020, Mr. Kornblau will receive 50% of his performance-vesting RSUs and performance-vesting long-term cash incentive award that eventually vest upon attainment of the performance goals after the end of the 3-year performance period.

Under our Incentive Compensation Plan, subject to the terms of any grant agreement for long-term cash incentive awards, participants who cease to be employed by us before the end of a performance period due to retirement (defined in the plan as termination without cause at age 60 or older), death or disability are eligible to receive an annual cash incentive award that is prorated to the employment termination date but based upon the actual performance for the entire performance period.

Assuming the listed executive’s employment was terminated under each of these circumstances on December 31, 2019, the executive’s payments and benefits would have an estimated value as follows (less applicable withholding taxes):

Ronald Woll Executive Benefits & Payments	Termination Without Cause ($)	Termination for Death or Disability ($)	Termination for Cause ($)	Other Voluntary Termination ($)(1)
Annual Cash Incentive (2)	--	360,900	--	--
Accelerated RSUs (3)	81,607	246,818	--	--
Accelerated LT Cash Incentive (4)	--	362,500	--	--
SERP	46,835	46,835	46,835	46,835
Total	128,442	1,017,053	46,835	46,835

_____________

(1)	The above table does not include a scenario for termination due to retirement because, as of December 31, 2019, Mr. Woll was not yet retirement-eligible under our policies and plans.

(2)

The actual annual cash incentive award payment that Mr. Woll would be entitled to receive upon his termination may be different from the estimated amount included in the above table, depending on the achievement of payment criteria under the Incentive Compensation Plan.

(3)

The value of the RSUs that would accelerate and fully vest in the event of the termination of employment without Cause was calculated by multiplying 11,350 unvested RSUs by $7.19 (the closing price per share of our common stock on December 31, 2019, as reported on the NYSE). The value of the RSUs that would accelerate and fully vest in the event of death or disability was calculated by multiplying 34,328 unvested RSUs by $7.19. The amounts shown are based on the estimated number of RSUs that would have vested assuming achievement of the target level of performance.

(4)

The amount shown includes the unvested portion of the April 2019 time-vesting long-term cash incentive award and the estimated April 2019 performance-vesting long-term cash incentive award that would have vested after the end of the 3-year performance period assuming achievement of the target level of performance.

Scott L. Kornblau Executive Benefits & Payments	Termination Without Cause ($)	Termination for Death or Disability ($)	Termination for Cause ($)	Other Voluntary Termination ($)(1)
Annual Cash Incentive (2)	--	205,000	--	--
Accelerated RSUs (3)	13,603	110,640	--	--
Accelerated LT Cash Incentive (4)	--	162,500	--	--
SERP	8,994	8,994	8,994	8,994
Total	22,597	487,134	8,994	8,994

_____________

(1)	The above table does not include a scenario for termination due to retirement because, as of December 31, 2019, Mr. Kornblau was not yet retirement-eligible under our policies and plans.

(2)

The actual annual cash incentive award payment that Mr. Kornblau would be entitled to receive upon his termination may be different from the estimated amount included in the above table, depending on the achievement of payment criteria under the Incentive Compensation Plan.

(3)

The value of the RSUs that would accelerate and fully vest in the event of the termination of employment without Cause was calculated by multiplying 1,892 unvested RSUs by $7.19 (the closing price per share of our common stock on December 31, 2019, as reported on the NYSE). The value of the RSUs that would accelerate and fully vest in the event of death or disability was calculated by multiplying 15,388 unvested RSUs by $7.19. The amounts shown are based on the estimated number of RSUs that would have vested assuming achievement of the target level of performance.

(4)

The amount shown includes the unvested portion of the April 2019 time-vesting long-term cash incentive award and the estimated April 2019 performance-vesting long-term cash incentive award that would have vested after the end of the 3-year performance period assuming achievement of the target level of performance.

David L. Roland Executive Benefits & Payments	Termination Without Cause ($)	Termination for Death or Disability ($)	Termination for Cause ($)	Other Voluntary Termination ($)(1)
Annual Cash Incentive (2)	--	202,800	--	--
Accelerated RSUs (3)	44,204	136,179	--	--
Accelerated LT Cash Incentive (4)	--	200,000	--	--
SERP	36,653	36,653	36,653	36,653
Total	80,857	575,632	36,653	36,653

_____________

(1)	The above table does not include a scenario for termination due to retirement because, as of December 31, 2019, Mr. Roland was not yet retirement-eligible under our policies and plans.

(2)

The actual annual cash incentive award payment that Mr. Roland would be entitled to receive upon his termination may be different from the estimated amount included in the above table, depending on the achievement of payment criteria under the Incentive Compensation Plan.

(3)

The value of the RSUs that would accelerate and fully vest in the event of the termination of employment without Cause was calculated by multiplying 6,148 unvested RSUs by $7.19 (the closing price per share of our common stock on December 31, 2019, as reported on the NYSE). The value of the RSUs that would accelerate and fully vest in the event of death or disability was calculated by multiplying 18,940 unvested RSUs by $7.19. The amounts shown are based on the estimated number of RSUs that would have vested assuming achievement of the target level of performance.

(4)

The amount shown includes the unvested portion of the April 2019 time-vesting long-term cash incentive award and the estimated April 2019 performance-vesting long-term cash incentive award that would have vested after the end of the 3-year performance period assuming achievement of the target level of performance.

Thomas M. Roth Executive Benefits & Payments	Termination Without Cause ($)	Termination for Retirement ($)	Termination for Death or Disability ($)	Termination for Cause ($)	Other Voluntary Termination ($)
Annual Cash Incentive (1)	--	205,000	205,000	--	--
Accelerated RSUs (2)	44,204	132,857	110,640	--	--
Accelerated LT Cash Incentive (3)	--	84,204	162,500	--	--
SERP	20,921	20,921	20,921	20,921	20,921
Total	65,125	442,982	499,061	20,921	20,921

_____________

(1)

The actual annual cash incentive award payment that Mr. Roth would be entitled to receive upon his termination may be different from the estimated amount included in the above table, depending on the achievement of payment criteria under the Incentive Compensation Plan.

(2)

The value of the RSUs that would accelerate and fully vest in the event of the termination of employment without Cause was calculated by multiplying 6,148 unvested RSUs by $7.19 (the closing price per share of our common stock on December 31, 2019, as reported on the NYSE). The value of the RSUs that would accelerate and fully vest in the event of retirement was calculated by multiplying 18,478 unvested RSUs by $7.19. The value of the RSUs that would accelerate and fully vest in the event of death or disability was calculated by multiplying 15,388 unvested RSUs by $7.19. The amounts shown are based on the estimated number of RSUs that would have vested assuming achievement of the target level of performance.

(3)

The amount shown in the event of termination for retirement includes pro rata portions of the April 2017 and estimated April 2018 and April 2019 performance-vesting long-term cash incentive awards that would have eventually vested upon attainment of the applicable performance goals after the end of the respective 3-year performance period assuming achievement of the target level of performance. The amount shown in the event of termination for death or disability includes the unvested portion of the April 2019 time-vesting long-term cash incentive award and the estimated April 2019 performance-vesting long-term cash incentive award that would have vested after the end of the 3-year performance period assuming achievement of the target level of performance.

EQUITY PLAN

Our Equity Plan authorizes the issuance of awards including stock options, SARs, RSUs and other stock-based awards (including dividend equivalents) to acquire up to 7,500,000 shares of our common stock, of which 1,729,048 shares had been issued as of December 31, 2019. Stock options have a maximum term of 10 years, subject to earlier termination under certain conditions, and, unless otherwise specified at the time of the grant, vest in four equal, annual installments over four years. SARs represent the right to receive stock or cash, or a combination of stock and cash, equal in value to the difference between the exercise price of the SAR and the market price of the corresponding amount of common stock on the exercise date. SARs have a maximum term of 10 years, subject to earlier termination under certain conditions, and vest as specified at the time of the grant. During 2019, we granted a total of 28,000 SARs and 501,334 RSUs under our Equity Plan.

Equity Compensation Plan Information

The following table provides information regarding securities authorized for issuance under our equity compensation plans as of December 31, 2019, categorized by (i) equity compensation plans previously approved by our stockholders and (ii) equity compensation plans not previously approved by our stockholders. As indicated in the table, all of our equity compensation plans have been approved by our stockholders.

Plan Category	Number of securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (1) (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)(2) (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by stockholders	1,478,547	50.19	4,292,405

Equity compensation plans not approved by stockholders	--	--	--

Total	1,478,547	50.19	4,292,405

___________

(1)

Includes 1,606 shares of our common stock with respect to SARs granted under our Equity Plan with an exercise price less than $7.19, which was the closing price per share on December 31, 2019, as reported on the NYSE. The number of shares included with respect to RSUs includes 943,338 shares of our common stock that would be issued under these awards outstanding at December 31, 2019 if the maximum level of performance is achieved under the awards. If actual performance falls below the maximum level of performance for these awards, fewer shares would be issued.

(2)	The weighted-average exercise price does not take into account RSUs because RSUs do not have an exercise price.

2019 Grants of Plan-Based Awards

Name and Type of Award (1)	Grant Date	Action Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($) (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (#) (3)			All Other Stock Awards: RSUs (#) (4)	Grant Date Fair Value of Stock Awards ($)(5)
			Threshold	Target	Maximum	Threshold	Target	Maximum
Marc Edwards
Annual Cash			500,000	1,500,000	2,500,000
LT Cash (P)			586,250	875,000	1,163,750
RSUs (P)	04/01/19	03/14/19				55,516	82,860	110,204		1,156,040
RSUs (T)	04/01/19	03/14/19							82,860	869,201

Ronald Woll
Annual Cash			120,314	360,941	515,630
LT Cash (P)			121,438	181,250	241,063
RSUs (P)	04/01/19	03/14/19				11,500	17,164	22,828		239,466
RSUs (T)	04/01/19	03/14/19							17,164	180,050

Scott L. Kornblau
Annual Cash			68,333	205,000	410,000
LT Cash (P)			54,438	81,250	108,063
RSUs (P)	04/01/19	03/14/19				5,155	7,694	10,233		107,344
RSUs (T)	04/01/19	03/14/19							7,694	80,710

David L. Roland
Annual Cash			67,600	202,800	405,600
LT Cash (P)			67,000	100,000	133,000
RSUs (P)	04/01/19	03/14/19				6,345	9,470	12,595		132,122
RSUs (T)	04/01/19	03/14/19							9,470	99,340

Thomas M. Roth
Annual Cash			68,333	205,000	410,000
LT Cash (P)			54,438	81,250	108,063
RSUs (P)	04/01/19	03/14/19				5,155	7,694	10,233		107,344
RSUs (T)	04/01/19	03/14/19							7,694	80,710

________

(1)

All annual cash incentive awards are performance-vesting. See “Compensation Discussion and Analysis ‐ Annual Cash Incentive Awards.” Long-term (LT) cash incentive awards and RSUs are either performance-vesting (P) or time-vesting (T). Time-vesting long-term cash incentive awards granted on April 1, 2019 under our Incentive Compensation Plan to our named executive officers are not presented in this table because these awards do not vest based on a performance measure and do not constitute non-equity incentive plan awards under the SEC’s rules. These awards time vest (half after two years and half after three years) and are not subject to the negative discretion of the Compensation Committee to reduce or eliminate the amount that would otherwise be eligible to vest. See “Compensation Discussion and Analysis ‐ Long‐Term Stock‐Based and Cash‐Incentive Awards.”

(2)	These amounts represent threshold, target and maximum awards, as applicable, under the following types of cash incentive awards granted in 2019 under our Incentive Compensation Plan:

Annual Cash Incentive Awards. Mr. Edwards participated in our Incentive Compensation Plan for 2019 with the potential to earn an annual cash incentive award of up to $500,000 upon achievement of 50% of the company’s target performance goal, up to $1,500,000 upon achievement of the target goal and a maximum of up to $2,500,000 upon achievement of 150% or more of the target goal. Each of our named executive officers other than Mr. Edwards participated in our Incentive Compensation Plan for 2019 with the potential to receive an annual cash incentive award of up to 33.33% of his respective target payment upon achievement of 50% of the company’s target performance goal and up to 100% of his respective target payment upon achievement of the target goal, but in no event could his 2019 annual cash incentive award exceed 100% of the officer’s eligible annual base salary for 2019. The Compensation Committee retains the right to exercise negative discretion to reduce the amount of each payment under these types of awards at its discretion.

Performance‐Vesting Long‐Term Cash Incentive Awards. These amounts represent threshold, target and maximum values of performance-vesting long-term cash incentive awards granted on April 1, 2019 under our Incentive Compensation Plan. Performance-vesting long-term cash incentive awards cliff vest subject to our level of achievement towards specified performance targets for each of 2019, 2020 and 2021 and subject further to the negative discretion of the Compensation Committee to reduce or eliminate the amount that would otherwise be eligible to vest. Although the minimum payout is zero, the award provides the respective executive officer the potential to earn up to the amount specified in the “Threshold” column upon achievement of 50% of the company’s target performance goals, up to the amount specified in the “Target” column upon achievement of the target goals and a maximum of up to the amount specified in the “Maximum” column upon achievement of 150% or more of the target goals.

In all cases, these cash incentive awards are subject to forfeiture if the applicable vesting conditions are not met. Because determinations of annual cash incentive awards and performance-vesting long-term cash incentive awards under our Incentive Compensation Plan are based in part on outcomes of company performance and because the Compensation Committee retains the right to exercise negative discretion to reduce the amount of each payment under these types of awards at its discretion, the computation of actual annual cash incentive awards and performance-vesting long-term cash incentive awards generated under the plan upon achievement of certain levels of company performance criteria may differ from the above amounts. For actual annual cash incentive awards paid for 2019, see the “Non-Equity Incentive Plan Compensation” column in the 2019 Summary Compensation Table above. Please read “Compensation Discussion and Analysis - Annual Cash Incentive Awards” and “- Long-Term Stock-Based and Cash-Incentive Awards” for more information concerning awards under our Incentive Compensation Plan.

(3)

These amounts represent threshold, target and maximum awards, as applicable, under performance-vesting RSUs granted on April 1, 2019 under our Equity Plan. These performance-vesting RSUs cliff vest subject to our level of achievement towards specified performance targets for each of 2019, 2020 and 2021 and subject further to the negative discretion of the Compensation Committee to reduce or eliminate the number of RSUs that would otherwise be eligible to vest. Although the minimum payout is zero, the award provides the respective executive officer the potential to earn up to the amount specified in the “Threshold” column upon achievement of 50% of the company’s target performance goals, up to the amount specified in the “Target” column upon achievement of the target goals and a maximum of up to the amount specified in the “Maximum” column upon achievement of 150% or more of the target goals.

In addition, upon our payment of any cash or stock dividend on our common stock prior to vesting of an RSU award, Mr. Edwards will be credited with a number of additional RSUs in respect of the award outstanding on the dividend record date in an amount equal to the aggregate dividend payable with respect to the shares subject to such award (based on the target number of RSUs) divided by the VWAP immediately preceding such record date, subject to the same vesting schedule and conditions as the original RSUs to which they are attributable. Upon our payment of a special cash dividend on our common stock prior to vesting of a performance-vesting RSU award, each of our four non-CEO named executive officers will be credited with a dollar amount equal to the special cash dividend multiplied by the total number of unvested RSUs that are outstanding on the dividend record date (based on the target number of RSUs with respect to performance-vesting RSUs). Any dividend equivalent rights credited as described in the preceding sentence are payable in cash and are subject to the same vesting, payment and other terms, conditions and restrictions as the original RSUs to which they relate. All RSUs may be settled in cash or our common stock. In all cases, the RSUs are subject to forfeiture if the applicable vesting conditions are not met. Because determinations of performance-vesting RSU awards under our Equity Plan are based in part on outcomes of company performance and because the Compensation Committee retains the right to exercise negative discretion to reduce or eliminate these types of awards at its discretion, the number of actual performance-vesting RSU awards generated under the plan upon achievement of certain levels of company performance criteria may differ from the above numbers. Please read “Compensation Discussion and Analysis ‐ Long‐Term Stock‐Based and Cash‐Incentive Awards” for more information concerning awards under our Equity Plan.

(4)

The amounts shown represent the number of time-vesting RSUs granted on April 1, 2019 under our Equity Plan to our named executive officers. These RSUs time vest (half after two years and half after three years) and are not subject to the negative discretion of the Compensation Committee to reduce or eliminate the number of RSUs that would otherwise be eligible to vest. See Note 3 above regarding other terms applicable to all RSUs, including the time-vesting RSUs.

(5)

Represents the maximum fair value of each equity award recognizable in accordance with FASB ASC Topic 718 (based upon the probable outcome of performance conditions) and does not include any estimates of forfeitures for service-based vesting. See Note 5, Stock-Based Compensation, to our audited consolidated financial statements for the fiscal year ended December 31, 2019 included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which has been filed with the SEC.

Outstanding Equity Awards at Fiscal Year-End 2019

	SAR Awards (1)				Stock Awards (2)
Name	Number of Securities Underlying Unexercised SARs (#) Exercisable	Number of Securities Underlying Unexercised SARs (#) Unexercisable	SAR Exercise Price ($)	SAR Expiration Date	Shares or Units of Stock that Have Not Vested (#)(3)	Market Value of Shares or Units of Stock that Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Marc Edwards	--	--	--	--	82,860	595,763	418,748	3,010,798

Ronald Woll	2,000	--	34.54	10/01/2024	32,630	234,610	51,713	371,816
	2,000	--	37.16	01/02/2025

Scott L. Kornblau	750	--	87.65	04/01/2020	12,705	91,349	17,101	122,956
	750	--	61.79	07/01/2020
	750	--	68.52	10/01/2020
	750	--	64.94	12/01/2020
	750	--	78.90	04/01/2021
	750	--	70.38	07/01/2021
	750	--	55.64	10/01/2021
	750	--	60.13	12/01/2021

	750	--	66.68	04/02/2022
	750	--	59.19	07/02/2022
	750	--	66.04	10/01/2022
	750	--	68.17	12/03/2022
	750	--	69.71	04/01/2023
	750	--	68.62	07/01/2023
	750	--	62.31	10/01/2023
	750	--	56.55	01/02/2024
	750	--	48.36	04/01/2024
	750	--	49.57	07/01/2024
	750	--	34.54	10/01/2024
	750	--	37.16	01/02/2025

David L. Roland	2,000	--	34.54	10/01/2024	18,835	135,424	29,665	213,291
	2,000	--	37.16	01/02/2025

Thomas M. Roth	--	--	--	--	16,071	115,550	26,408	189,874

_____________

(1)

Each SAR granted to the named executive officers and reported above vested and became exercisable with respect to 25% of its underlying common stock per year over the first four years of its term, and commenced vesting nine years prior to a date on or about April 1 in the respective calendar year indicated above.

(2)

The number of performance-vesting RSUs was based on the target amount of the award and includes RSUs credited to Mr. Edwards as a result of payment of cash dividends in respect of our common stock prior to vesting that were outstanding as of December 31, 2019. Pursuant to SEC rules, the market value of each executive’s unvested RSUs was calculated by multiplying the number of unvested RSUs by $7.19 (the closing price per share of our common stock on December 31, 2019, as reported on the NYSE). In April 2017, Mr. Edwards was awarded a target number of 220,681 performance-vesting RSUs that cliff vest in three years subject to our level of achievement towards a specified performance target for each of 2017, 2018 and 2019. In April 2018, Mr. Edwards was awarded a target number of 115,207 performance-vesting RSUs that cliff vest in three years subject to our level of achievement towards a specified performance target for each of 2018, 2019 and 2020. In April 2019, Mr. Edwards was awarded (a) 82,860 time-vesting RSUs that vest over a three‐year period (half vest on April 1, 2021 and the other half vest on April 1, 2022) and (b) a target number of 82,860 performance-vesting RSUs that cliff vest in three years subject to our level of achievement towards specified performance targets for each of 2019, 2020 and 2021. The performance‐vesting RSUs awarded to our four non-CEO named executive officers in April 2017, April 2018 and April 2019 are subject to cliff‐vesting depending on the level of achievement against the specified performance goals during a comparable three‐year performance period, and the time‐vesting RSUs awarded to our four non-CEO named executive officers in April 2017, April 2018 and April 2019 vest over a three‐year period (half of the time‐vesting RSUs awarded in 2017 vest on April 1, 2019 and the other half vest on April 1, 2020; half of the time‐vesting RSUs awarded in 2018 vest on April 1, 2020 and the other half vest on April 1, 2021; and half of the time‐vesting RSUs awarded in 2019 vest on April 1, 2021 and the other half vest on April 1, 2022). The performance-vesting RSUs awarded to Mr. Kornblau in July 2018 are subject to cliff-vesting depending on the level of achievement against the performance goals during a three-year performance period, and the time-vesting RSUs awarded to Mr. Kornblau in July 2018 vest over a three-year period (half of the time-vesting RSUs vest on July 1, 2020 and the other half vest on July 1, 2021). All the RSUs are subject to forfeiture if the applicable vesting conditions are not met. See “Compensation Discussion and Analysis — Long‐Term Stock‐Based and Cash-Incentive Awards” above.

(3)

For Mr. Edwards, these represent unvested time-vesting RSUs granted pursuant to our Equity Plan in 2019. For named executive officers other than Mr. Edwards, these represent unvested time-vesting RSUs granted pursuant to our Equity Plan in 2017, 2018 and 2019.

(4)	These represent unvested performance-vesting RSUs granted pursuant to our Equity Plan in 2017, 2018 and 2019.

2019 Option Exercises and Stock Vested

Name	SARs Awards		RSU Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Marc Edwards	--	--	155,857	1,614,679
Ronald Woll	--	--	28,940	311,178
Scott L. Kornblau	--	--	4,378	47,642
David L. Roland	--	--	15,676	171,558
Thomas M. Roth	--	--	11,632	115,246

_____________

(1)	The values realized upon vesting of RSU awards contained in the table are based on the market value of our common stock on the date of vesting.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO, Mr. Edwards. For 2019:

•	the annual total compensation of the employee identified at median of our company (other than our CEO) was $114,358; and

•	the annual total compensation of Mr. Edwards, as reflected in the 2019 Summary Compensation Table above, was $5,804,043.

Based on this information, for 2019 the ratio of the annual total compensation of Mr. Edwards to the median of the annual total compensation of all employees was estimated to be approximately 51 to 1.

This pay ratio is a reasonable estimate calculated in accordance with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their particular compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of Mr. Edwards and our median employee, we used the following methodology, material assumptions, adjustments and estimates:

•

We identified our median-compensated employee from all full-time, part-time and temporary workers (with the exception of our employees in Singapore as described below) who were included as employees on our payroll records as of December 31, 2019, based on actual base salary, overtime and bonuses paid for calendar year 2019. We believe the use of such cash compensation for all employees is a consistently-applied compensation measure because we do not widely distribute equity awards to employees.

•

We determined that, as of December 31, 2019, our employee population for purposes of this pay ratio calculation consisted of approximately 2,341 individuals globally. As permitted by SEC rules, when identifying our median employee for purposes of the pay ratio calculation, we excluded the compensation of our four employees based in Singapore.

•

Compensation for newly-hired employees who worked less than a full year was annualized. The pay for employees based outside of the U.S. was converted to U.S. dollars using the average of the exchange rates in effect on each of January 1, 2019 and December 31, 2019. We did not make any cost of living adjustments in identifying the median employee. The median employee from our analysis had anomalous compensation characteristics and was substituted with a similarly-situated employee with a materially equivalent compensation level.

•

After identifying the median employee based on total cash compensation, we calculated annual total compensation for such employee using the same methodology we use for our named executive officers as set forth in the 2019 Summary Compensation Table.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Proposal No. 2)

As required by Section 14A of the Exchange Act, we are asking our stockholders to approve, on an advisory basis, the compensation of our named executive officers as we have described it in the “Compensation Discussion and Analysis,” “Executive Compensation” and “Equity Plan” sections of this proxy statement. This advisory vote is sometimes referred to as “say-on-pay.”

While this say-on-pay advisory vote is not binding on our company, management and the Compensation Committee will review the voting results for purposes of obtaining information regarding investor sentiment about our executive compensation philosophy, policies and practices. If there is a significant number of negative votes, we will seek to understand the concerns that influenced the negative votes and consider them in making decisions about our executive compensation program in the future. At our 2019 annual meeting, our stockholders approved our non-binding advisory vote on the compensation of our named executive officers, with more than 97% of the votes cast on the proposal voting in favor of its approval.

We believe that the information we have provided in this proxy statement demonstrates that our executive compensation program is designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. As described above in detail in the “Compensation Discussion and Analysis,” “Executive Compensation” and “Equity Plan” sections of this proxy statement, our compensation program during 2019 reflected a balance of short-term incentives (including performance-based annual cash incentive awards) and long-term incentives (including performance equity and cash incentive awards that are subject to vesting after a 3-year period) that are designed to support our long-term business strategies and promote creation of stockholder value. We believe that our program does not exceed the competitive market for talent and is (i) sensitive to our financial performance and (ii) oriented to long-term incentives, in order to seek to promote our long-term profitability. We believe our program delivers reasonable pay that is strongly linked to our performance over time and rewards sustained performance that is aligned with long-term stockholder interests.

Accordingly, our Board of Directors strongly endorses the company’s executive compensation program and recommends a vote FOR the following resolution:

RESOLVED, that the compensation paid to our company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved on an advisory basis.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

(Proposal No. 3)

The Audit Committee of our Board of Directors has selected Deloitte & Touche LLP (D&T) to serve as our independent registered public accounting firm (independent auditor) for fiscal year 2020. Although it is not required to do so, our Board is submitting the selection of D&T for ratification by our stockholders at the Annual Meeting. If our stockholders do not ratify the selection of D&T, the Audit Committee will reconsider its selection. Regardless of the outcome of the vote, however, the Audit Committee at all times has the authority within its discretion to recommend and approve any appointment, retention or dismissal of our independent auditor.

D&T has served as our independent auditor since 1989. We expect that a representative of D&T will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Audit Fees

D&T and its affiliates billed the following fees for the years ended December 31, 2019 and 2018:

	2019	2018
Audit Fees (1)	$ 2,113,700	$ 2,144,700
Audit-Related Fees	--	--
Tax Fees	--	--
All Other Fees (2)	4,000	5,745
Total	$ 2,117,700	$ 2,150,445

___________

(1)

Audit Fees include the aggregate fees and expenses for the audit of our annual financial statements and internal control over financial reporting, reviews of our quarterly financial statements, various statutory audits of our foreign subsidiaries and aggregate fees and expenses associated with the consent for our Registration Statement on Form S-3 filed with the SEC in March 2018.

(2)	All Other Fees include fees and expenses for a subscription to an accounting research tool.

Auditor Engagement and Pre-Approval Policy

In order to assure the continued independence of our independent auditor, currently D&T, the Audit Committee has a policy requiring pre-approval of all audit and non-audit services performed by the independent auditor. Under this policy, the Audit Committee annually pre-approves certain limited, specified recurring services that may be provided by D&T. All other engagements for services that may be provided by D&T must be specifically pre-approved by the Audit Committee, or a designated committee member to whom this authority has been delegated. Since its adoption of this policy, the Audit Committee or its designee has pre-approved all engagements by us and our subsidiaries for services of D&T, including the terms and fees thereof, and concluded that such engagements were compatible with the continued independence of D&T in serving as our independent auditor.

Our Board of Directors recommends a vote FOR Proposal No. 3.

SOLICITATION EXPENSES

We will bear the cost of preparing, printing and mailing Notices, this proxy statement and the accompanying proxy card and of this solicitation of proxies on behalf of our Board of Directors. In addition to solicitation by mail, we may solicit proxies personally, by telephone or other means. We intend to request brokerage houses, custodians, nominees and others who hold our common stock in their names to solicit proxies from the persons who beneficially own such stock and we will reimburse these brokerage houses, custodians, nominees and others for the reasonable costs of sending the proxy materials to the beneficial owners of our common stock.

COMMUNICATIONS WITH DIAMOND OFFSHORE AND OTHERS

Stockholders and other interested parties may communicate directly with our Lead Director, other non-management directors or our Board as a whole by writing to Diamond Offshore, 15415 Katy Freeway, Suite 100, Houston, Texas 77094, Attention: Corporate Secretary. Stockholders should clearly specify in each communication the name of the individual director or group of directors to whom the communication is addressed. Inquiries sent by mail will be reviewed by our Corporate Secretary and, if they pertain to the functions of the Board or Board committees or if the Corporate Secretary otherwise determines that they should be brought to the intended recipient’s attention, they will be forwarded to the intended recipient. Concerns relating to accounting, internal controls, auditing or compliance matters will be brought to the attention of our Audit Committee and handled in accordance with procedures established by the Audit Committee. Items that are unrelated to the duties and responsibilities of the Board, such as personal employee complaints, resumes and other forms of job inquiries, surveys, service complaints, requests for donations, business solicitations or advertisements, will not be forwarded to the directors. In addition, material that is considered to be hostile, threatening, illegal or similarly unsuitable will not be forwarded.

Stockholder proposals intended for inclusion in the proxy statement to be issued in connection with our 2021 annual meeting of stockholders must be addressed to: Diamond Offshore, 15415 Katy Freeway, Suite 100, Houston, Texas 77094, Attention: Corporate Secretary, and must be received no later than December 2, 2020.

Stockholder proposals submitted outside of the SEC’s procedures for including such proposals in our proxy statement must be mailed or delivered to the attention of the Corporate Secretary at the address above and must be received by our Corporate Secretary no later than February 12, 2021. If a proposal is received after that date, our proxy for the 2021 annual meeting of stockholders may confer discretionary authority to vote on such matter without any discussion of such matter in the proxy statement for the 2021 annual meeting of stockholders.

OTHER MATTERS

While management has no reason to believe that any other business will be presented, if any other matters should properly come before the Annual Meeting, the proxies will be voted as to such matters in accordance with the best judgment of the proxy holders.

By Order of the Board of Directors

DAVID L. ROLAND

Senior Vice President, General Counsel and Secretary

ANNUAL MEETING OF DIAMOND OFFSHORE DRILLING, INC. Date: May 13, 2020 Time: 8:30 a.m. (Central Time) Place: Diamond Offshore Drilling, Inc.  15415 Katy Freeway  Houston, Texas 77094  Please make your marks like this:          Use dark black pencil or pen only  The Board of Directors recommends a vote FOR the following nominees:  1: Election of Directors Directors For Against Abstain Recommend 01 James S. Tisch For 02 Marc Edwards For 03 Anatol Feygin For 04 Paul G. Gaffney II For 05 Alan H. Howard For 06 Peter McTeague For 07 Kenneth I. Siegel For  The Board of Directors recommends a vote FOR proposals 2 and 3.   For Against Abstain  2: To approve, on an advisory basis, executive For compensation.  3: To ratify the appointment of Deloitte & For Touche LLP as the independent auditor for our company and its subsidiaries for fiscal year 2020.  NOTE: Such other business as may properly come before the annual meeting or any adjournments thereof.  To attend the meeting and vote your shares in person, please mark this box.  Authorized Signatures - This section must be completed for your Instructions to be executed.  Please Sign Here  Please Sign Here  Please Date Above  Please Date Above  Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Annual Meeting of Diamond Offshore Drilling, Inc. (the “Company”) to be held on Wednesday, May 13, 2020 for Holders as of March 18, 2020  This proxy is being solicited on behalf of the Board of Directors  INTERNET VOTE BY: TELEPHONE Call Go To 866-895-6890 www.proxypush.com/DO • Use any touch-tone telephone. • Cast your vote online. OR • Have your Proxy Card/Voting Instruction Form ready. • View Meeting Documents. • Follow the simple recorded instructions. MAIL  OR • Mark, sign and date your Proxy Card/Voting Instruction Form. • Detach your Proxy Card/Voting Instruction Form. • Return your Proxy Card/Voting Instruction Form in the  postage-paid envelope provided.  The undersigned hereby appoints Marc Edwards and David L. Roland, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of the Company which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.  THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1 AND FOR THE PROPOSALS IN ITEMS 2 AND 3, AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSONS APPOINTED ABOVE WITH RESPECT TO ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING.  All votes by 401(k) Plan participants must be received by 5:00 P.M., Eastern Time, May 8, 2020.  PROXY TABULATOR FOR  DIAMOND OFFSHORE DRILLING, INC. P.O. BOX 8016 CARY, NC 27512-9903  Please separate carefully at the perforation and return just this portion in the envelope provided.  Proxy — Diamond Offshore Drilling, Inc. (the “Company”)   Annual Meeting of Stockholders to be held on Wednesday, May 13, 2020 at 8:30 a.m. (Central Time)  This Proxy is Solicited on Behalf of the Board of Directors   The undersigned appoints Marc Edwards and David L. Roland (the “Named Proxies”) and each of them as proxies for the undersigned, with full power of substitution, to vote the shares of common stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the at the offices of the Company located at 15415 Katy Freeway, Houston, Texas 77094, on Wednesday, May 13, 2020 at 8:30 a.m. (Central Time) and all adjournments thereof.  The purpose of the Annual Meeting is to take action on the following:  1. To elect seven directors, each to serve until the next annual meeting of  stockholders and until their respective successors are elected and qualified or until their earlier resignation or removal;  2. To approve, on an advisory basis, executive compensation; and  3. To ratify the appointment of Deloitte & Touche LLP as the independent auditor for our company and its subsidiaries for fiscal year 2020;  4. To transact such other business as may properly come before the annual meeting or any adjournments thereof.  The seven directors nominated for re-election are: James S. Tisch, Marc Edwards, Anatol Feygin, Paul G. Gaffney II, Alan H. Howard, Peter McTeague and Kenneth I. Siegel.  The Board of Directors of the Company recommends a vote “FOR” all nominees for director and “FOR” the items in proposals 2 and 3.  This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” all nominees for director and “FOR” the items in proposals 2 and 3. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.  You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign and return this card.  Please separate carefully at the perforation and return just this portion in the envelope provided.